UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Sesen Bio, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 28, 2022

Dear Sesen Bio, Inc. Stockholder:
You are cordially invited to our Annual Meeting of Stockholders on Wednesday, June 22, 2022, beginning at 8:00 a.m., Eastern Daylight Time.
One of the primary purposes of the meeting will be to approve a proposal for a reverse stock split in order to raise the per share trading price of our common stock. The proposed reverse stock split will have the immediate effect of increasing the bid price of our common stock, which should allow us to regain compliance with the Nasdaq listing rules to remain listed on the Nasdaq Global Market. We believe that maintaining the listing of our common stock on the Nasdaq Global Market will help support and preserve the value and liquidity of our common stock for our stockholders. The reverse stock split will not affect any stockholder’s percentage ownership interests in our company or proportionate voting power (except for minor adjustments due to the treatment of fractional shares) and will affect all of our stockholders uniformly. The proposed reserve stock split will also proportionately reduce the number of authorized shares of common stock that could be issued in the future.
We believe the approval will further the interests of all stockholders and advance our commitment to saving and improving the lives of patients with cancer. On behalf of our Board of Directors and the company, I am asking for your support by voting in favor of all of the proposals, including the reverse stock split.
Due to the uncertainty related to COVID-19, the meeting again will be a virtual meeting conducted via live webcast. You may attend the meeting online, vote during the meeting until polls are closed, and submit questions during the meeting by registering in advance at www.proxydocs.com/SESN. In addition, prior to the meeting, you may vote and submit questions by logging into www.proxydocs.com/SESN using your stockholder information provided in the proxy card or voting instruction form accompanying the enclosed proxy statement. The enclosed notice of annual meeting of stockholders sets forth the proposals that will be presented at the meeting, which are described in more detail in the enclosed proxy statement. Our board of directors recommends that you vote “FOR” Proposals 1, 2, 3, and 4 as set forth in the enclosed proxy statement.
We look forward to your participation in the meeting.
Very truly yours,
Thomas R. Cannell, D.V.M.
President and Chief Executive Officer

Sesen Bio, Inc.
245 First Street, Suite 1800
Cambridge, MA 02142
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Wednesday, June 22, 2022
The annual meeting of stockholders of Sesen Bio, Inc., a Delaware corporation, or the Company, will be held on Wednesday, June 22, 2022, beginning at 8:00 a.m., Eastern Daylight Time, which will be a virtual meeting conducted exclusively via live webcast, or the 2022 Annual Meeting, to consider and act upon the following matters:
1. To elect two Class II directors to our board of directors, or our Board, to serve until the 2025 annual meeting of stockholders and until their respective successors have been duly elected and qualified;
2. To approve an amendment to our Restated Certificate of Incorporation, to effect a reverse stock split of our common stock at a ratio in the range of 1:5 to 1:10, and a proportionate reduction in the number of authorized shares of common stock, such ratio and the implementation and timing of the reverse stock split to be determined in the discretion of our board of directors;
3. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
4. To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the proxy statement; and
5. To transact such other business as may properly come before the 2022 Annual Meeting or any adjournment or postponement thereof.
Due to the continuing uncertainty surrounding the COVID-19 pandemic, the 2022 Annual Meeting will be a virtual meeting conducted exclusively via live webcast. You may attend the 2022 Annual Meeting, vote your shares and submit questions electronically during the meeting.
In order to attend the 2022 Annual Meeting, you must register in advance at www.proxydocs.com/SESN. After completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the 2022 Annual Meeting and to vote and submit questions during the Annual Meeting. You will have the ability to submit questions prior to and during the 2022 Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card or voting instruction form. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process. Please be sure to follow the instructions found on your proxy card or voting instruction form.
Technical assistance will be available one hour prior to and during the 2022 Annual Meeting. Information related to technical assistance will be provided in the email you receive with your unique link that will allow you to access the meeting. We recommend that you log in at least 15 minutes before the 2022 Annual Meeting to ensure you are logged in when the 2022 Annual Meeting starts.

Stockholders of record at the close of business on April 25, 2022, the record date for the 2022 Annual Meeting, or Record Date, will be entitled to notice of and to vote at the 2022 Annual Meeting or any adjournment or postponement thereof. You are cordially invited to attend the 2022 Annual Meeting. Whether or not you expect to attend, you are respectfully requested by our Board to promptly either sign, date and return the enclosed proxy card or voting instruction form or vote via telephone or the Internet by following the instructions provided on the proxy card or voting instruction form.
By order of the board of directors,
Mark R. Sullivan
General Counsel and Corporate Secretary

Cambridge, Massachusetts
April 28, 2022

WHETHER OR NOT YOU EXPECT TO ATTEND THE 2022 ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTION FORM AS SOON AS POSSIBLE IN ORDER TO HELP ENSURE REPRESENTATION OF YOUR SHARES AT THE 2022 ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY SUBMIT YOUR VOTE VIA THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM.

TABLE OF CONTENTS

Page
Information About the Annual Meeting and Voting	1

Votes Required	3

Corporate Governance	5

Board of Directors	5

How Our Board Is Organized	7

Board Committees	8

Board Meetings and Attendance	10

Board Processes	10

Board Policies	13

Executive Officers	15

Executive Compensation	16

Summary Compensation Table	17

Director Compensation	25

Audit-Related Matters	27

Audit Committee Report	27

Audit Fees and Services	27

Matters to Be Voted On	29

Proposal 1: Election of Class II directors	29

Proposal 2: To approve an amendment to our Restated Certificate of Incorporation, to effect a reverse stock split of our common stock at a ratio in the range of 1:5 to 1:10, and a proportionate reduction in the number of authorized shares of common stock, such ratio and the implementation and timing of the reverse stock split to be determined in the discretion of our board of directors.	30

Proposal 3: To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022	36

Proposal 4: To approve, on a non-binding advisory basis, the compensation of our named executive officers	37

Securities Authorized for Issuance under Equity Compensation Plans	38

Ownership of Common Stock	39

Other Matters	41

Solicitation of Proxies	41

Householding of Annual Meeting Materials	41

Delinquent Section 16(a) Reports	41

Deadline for Submission of Stockholder Proposals for 2023 Annual Meeting	41

Annex A: Certificate of Amendment to our Restated Certificate of Incorporation	A-1

Sesen Bio, Inc.
245 First Street, Suite 1800
Cambridge, MA 02142
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, JUNE 22, 2022
Information About the Annual Meeting and Voting
This proxy statement is furnished in connection with the solicitation of proxies by the board of directors, or the Board, of Sesen Bio, Inc., alternatively referred to herein as “Sesen,” the “Company,” “we” or “us” for use at the 2022 Annual Meeting of Stockholders, or the 2022 Annual Meeting, on Wednesday, June 22, 2022, beginning at 8:00 a.m., Eastern Daylight Time, conducted exclusively via live webcast. On April 25, 2022, the record date for the determination of stockholders entitled to notice of and vote at the 2022 Annual Meeting, or the Record Date, there were outstanding an aggregate of 199,463,645 shares of our common stock, par value $0.001 per share, or common stock. Each share of common stock entitles the record holder thereof to one vote on each of the matters to be voted on at the 2022 Annual Meeting.
We are providing our proxy materials to stockholders (as of the Record Date) by sending a printed copy of the full set of our proxy materials, or the Proxy Materials, consisting of the notice of annual meeting of stockholders, this proxy statement and a proxy card or voting instruction form by mail. As permitted by Securities and Exchange Commission, or the SEC, rules, we are also providing access to the Proxy Materials on the Internet.
Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you, and cast your vote as soon as possible.
Due to continuing uncertainty surrounding the COVID-19 pandemic, the 2022 Annual Meeting will once again be a virtual meeting conducted exclusively via live webcast. You may attend the 2022 Annual Meeting, vote your shares and submit questions electronically during the meeting.
In order to attend the 2022 Annual Meeting, you must register in advance at www.proxydocs.com/SESN. After completing your registration, you will receive further instructions via email, including a unique link to access the 2022 Annual Meeting and to vote and submit questions during the Annual Meeting. You will have the ability to submit questions prior to and during the 2022 Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card or voting instruction form. If you are a beneficial owner of shares registered in the name of a broker, bank or other nominee, you will also need to provide the registered name on your account and the name of your broker, bank or other nominee as part of the registration process. Please be sure to follow instructions found on your proxy card or voting instruction form.
Technical assistance will be available one hour prior to and during the 2022 Annual Meeting. Information related to technical assistance will be provided in the email with the sign-in instructions. We recommend that you log in at least 15 minutes before the 2022 Annual Meeting to ensure you are logged in when the 2022 Annual Meeting starts.
Voting Methods
If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank, broker or other nominee, you may vote in one of three ways prior to the 2022 Annual Meeting:
(1) You may vote over the Internet. You may vote your shares by following the instructions in the enclosed proxy card.
(2) You may vote by telephone. You may vote your shares by following the instructions in the enclosed proxy card.
(3) You may vote by mail. You may vote by completing, dating and signing the proxy card and promptly mailing it in the postage-paid envelope provided.
You may also vote during the 2022 Annual Meeting. To be admitted to the 2022 Annual Meeting and vote your shares, you must register in advance at www.proxydocs.com/SESN and provide the control number as set forth on the proxy card. After completing your registration, you will receive further instructions via email, including a unique link to access the 2022 Annual Meeting.
All proxies that are executed or are otherwise submitted over the Internet or by telephone will be voted on the matters set forth in this proxy statement in accordance with the stockholders’ instructions. However, if no choice is specified on a proxy as to one or more of the proposals, the proxy will be voted in accordance with our Board's recommendations on such proposals as set forth in this proxy statement.
After you have submitted a proxy, you may still change your vote and revoke your proxy by doing any one of the following things:
•submitting a new proxy via the Internet or phone by following the instructions on the enclosed proxy card;
•signing another proxy card and arranging for delivery of that proxy card by mail by 11:59 p.m., Eastern Daylight Time, the day before the 2022 Annual Meeting;
•giving our Corporate Secretary a written notice before the 2022 Annual Meeting that you want to revoke your proxy; or
•voting during the 2022 Annual Meeting. Your attendance at the 2022 Annual Meeting alone will not revoke a previously submitted proxy.
We will count your vote in accordance with the last instruction we receive from you prior to the closing of the polls, whether your instruction is received by Internet, phone, mail, or at the 2022 Annual Meeting.
Shares Held in Street Name
If the shares you own are held in “street name” by a bank, broker or other nominee record holder, which, for convenience, we collectively refer to in this proxy statement as a brokerage firm, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, change your vote or revoke your instructions, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of providing for voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the voting instruction form that it delivers to you. Because most brokerage firms are member organizations of the New York Stock Exchange, or NYSE, the rules of the NYSE will likely govern how your brokerage firm would be permitted to vote your shares in the absence of instructions from you. Under the current rules of the NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The approval of an amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio in the range of 1:5 to 1:10, and a proportionate reduction in the number of authorized shares of common stock, such ratio and implementation and timing of the reverse stock split to be determined in the discretion of our Board (Proposal 2) and the ratification of Ernst & Young LLP as our independent registered public accounting firm (Proposal 3) are each considered to be discretionary items under the NYSE rules, and your brokerage firm will be able to vote on these items even if it does not receive instructions from you, so long as it holds your shares in its name. The election of Class II directors (Proposal 1) and the approval of the compensation of our named executive officers (Proposal 4) are both “non-discretionary” items, meaning that if you do not instruct your brokerage firm on how to vote with respect to Proposals 1 and 4, your brokerage firm will not vote with respect to such proposals and your shares will be counted as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.
If your shares are held in street name by your brokerage firm, you are also invited to attend and vote your shares at the Annual Meeting live via webcast. After completing your registration in advance at www.proxydocs.com/SESN, you will receive further instructions via email, including a unique link to access the 2022 Annual Meeting. As part of the registration process, you must enter the control number located on your voting instruction form. You will also need to provide the registered name on your account and the name of your brokerage firm as part of the registration process. You may be instructed to obtain a legal proxy from your brokerage firm and to submit a copy in advance of the meeting. Further instructions will be provided to you as part of your registration process.
If your shares are held in street name by your brokerage firm, you must follow the instructions provided by your brokerage firm to revoke your voting instructions, or, if you have obtained a legal proxy from your brokerage firm to vote your shares at the 2022 Annual Meeting, by attending the 2022 Annual Meeting and voting.
Submitting Questions
You will have the ability to submit questions prior to and during the 2022 Annual Meeting. During a designated question and answer period at the 2022 Annual Meeting, we will respond to appropriate questions submitted by stockholders. We will answer as many stockholder-submitted questions as time permits that comply with the meeting rules of conduct. However, we reserve the right to edit profanity or other inappropriate language, or to exclude questions that are not pertinent to meeting matters or that are otherwise inappropriate. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
Stockholder List
We will make a list of stockholders eligible to vote at the 2022 Annual Meeting available electronically on the virtual meeting website during the meeting for those attending the 2022 Annual Meeting, and for ten days prior to the 2022 Annual Meeting, at our offices at 245 First Street, Suite 1800, Cambridge, MA 02142. Please contact our Corporate Secretary at (617) 444-8550 if you wish to inspect the list of stockholders eligible to vote at the 2022 Annual Meeting prior to the 2022 Annual Meeting.
Quorum
The holders of 99,731,824 shares of our common stock, representing a majority in the voting power of the shares of our common stock issued and outstanding and entitled to vote at the 2022 Annual Meeting, present or represented by proxy, will constitute a quorum for the transaction of business at the 2022 Annual Meeting. Shares of common stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the 2022 Annual Meeting. Stockholders who participate in the 2022 Annual Meeting via the live webcast will be deemed present for purposes of the quorum requirement.
Votes Required
The following votes are required for approval of the proposals being presented at the 2022 Annual Meeting:
Proposal 1: To Elect Class II Directors. The two nominees for director receiving the highest number of votes “FOR” election will be elected as directors. This is called a plurality.
Proposal 2: To approve an amendment to our Restated Certificate of Incorporation, to effect a reverse stock split of our common stock at a ratio in the range of 1:5 to 1:10, and a proportionate reduction in the number of authorized shares of common stock, such ratio and the implementation and timing of the reverse stock split to be determined in the discretion of our Board. The affirmative vote of a majority of our issued and outstanding shares of common stock is required to approve the amendment to our Restated Certificate of Incorporation.
Proposal 3: To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. The affirmative vote of the holders of shares of common stock having a majority in voting power of the votes cast by the holders of all shares of common stock present or represented by proxy at the 2022 Annual Meeting and entitled to vote on the matter is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.
Proposal 4: To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement, or Say-on-Pay. The affirmative vote of the holders of shares of common stock having a majority in voting power of the votes cast by holders of all shares of common stock present or represented by proxy at the 2022 Annual Meeting and entitled to vote on the matter is required to approve, on an advisory basis, the compensation of our named executive officers.
Broker non-votes, votes to withhold and abstentions with respect to a proposal are counted as present or represented by proxy for purposes of establishing a quorum. If a quorum is present, votes to withhold will have no effect on the outcome of the votes on Proposal 1 (election of Class II directors). Abstentions will count as votes against Proposal 2 (approval of an amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio in the range of 1:5 to 1:10, and a proportionate reduction in the number of authorized shares of common stock, such ratio and the implementation and timing of the reverse stock split to be determined in the discretion of our Board), but will have no effect on the outcome of Proposal 3 (ratification of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year) and Proposal 4 (Say-on-Pay). Broker non-votes will have no effect on the outcome of Proposal 1 and Proposal 4.
All outstanding shares of our common stock represented by valid and unrevoked proxies received in time for the 2022 Annual Meeting will be voted. With respect to the election of Class II directors, a stockholder may (i) vote for the election of the director nominees, or (ii) withhold authority to vote for one or both director nominees.

The proposals (A) to approve an amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio in the range of 1:5 to 1:10, and a proportionate reduction in the number of authorized shares of common stock, such ratio and the implementation and timing of the reverse stock split to be determined in the discretion of our Board, (B) to ratify Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and (C) to approve, on a non-binding advisory basis, the compensation of our named executive officers, each allow stockholders to (i) vote “FOR” the matter, (ii) vote “AGAINST” the matter, or (iii) “ABSTAIN” from voting on the matter.
Shares will be voted on each proposal as instructed in the accompanying proxy card or voting instruction form. However, if no instructions are given on a validly signed and returned proxy or voting instruction form (other than with respect to broker non-votes), the shares will be voted in accordance with our Board’s recommendations as follows: (i) “FOR” the election of the named director nominees; (ii) “FOR” approval of the amendment to the our Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio in the range of 1:5 to 1:10, and a proportionate reduction in the number of authorized shares of common stock, such ratio and the implementation and timing of the reverse stock split to be determined in the discretion of our board of directors, (iii) “FOR” ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, and (iv) “FOR” the Say-on-Pay proposal.
These proxy materials are first being mailed or given to stockholders on or about May 6, 2022.
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to Be Held on Wednesday, June 22, 2022:
This proxy statement and our 2021 Annual Report are available at www.proxydocs.com/SESN for viewing, downloading and printing.

CORPORATE GOVERNANCE
Board of Directors
Members of Our Board of Directors
The following table sets forth the name and age of each of our directors as of April 25, 2022.

Name	Age	Position
Thomas R. Cannell, D.V.M.	60	President and Chief Executive Officer and Director
Jay S. Duker, M.D. (2)(3)(4)	63	Chair of the Board of Directors
Carrie L. Bourdow (1)(3)	59	Director
Peter K Honig, M.D., M.P.H. (1)(4)	65	Director
Jason A. Keyes (1)(2)	51	Director
Michael A.S. Jewett, M.D., F.R.C.S.C., F.A.C.S. (2)(3)(4)	77	Director

(1)Member of our audit committee.
(2)Member of our compensation committee.
(3)Member of our nominating and corporate governance committee.
(4)Member of our science committee.

Thomas R. Cannell, D.V.M. has served as our President and Chief Executive Officer and a member of our Board since August 2018. Prior to joining us, Dr. Cannell served as Orexigen Therapeutics, Inc.’s Chief Operating Officer & President of Global Commercial Products from July 2016 to July 2018, and as its Chief Commercial Officer from March 2015 to June 2016. While at Orexigen, Dr. Cannell led the successful commercialization and profitability of Contrave®. Orexigen filed a voluntary petition for Chapter 11 bankruptcy in March 2018. Prior to Orexigen, Dr. Cannell spent 27 years with Merck & Co., Inc., where he held senior leadership positions in global commercialization, consumer marketing, and sales operations and management for both development-stage programs and approved marketed products. While with Merck, he served as Head of Global Operating Model from October 2014 to January 2015, President and Managing Director of Merck Canada from December 2012 to October 2014, and Chief Marketing Officer & Chief Strategy Officer for MSD Japan, a subsidiary of Merck & Co., from 2010 to 2012 where he was responsible for setting up a long-standing strategic process and plan, managed a multi-billion-dollar product portfolio and oversaw thousands of employees. In addition, he designed and successfully piloted an innovative, customer-centric commercial model for Merck’s U.S. business. Dr. Cannell received his D.V.M. degree from Washington State University.

We believe that Dr. Cannell's perspective and history as our President and Chief Executive Officer, and the breadth and depth of his industry experience, qualify him to serve on our Board.

Jay S. Duker, M.D. has served as a member of our Board since January 2015 and Chair of the Board since February 2020. Dr. Duker has served in varying capacities at the New England Eye Center (NEEC) since January 1992, most recently as Director since 2001. Dr. Duker is currently the Chief Operating Officer of EyePoint Pharmaceuticals, Inc. (Nasdaq: EYPT) and previously served as EyePoint’s Strategic Scientific Officer from July 2020 to November 2021. Prior to this position, Dr. Duker served on EyePoint's Board of Directors for from September 2016 to July 2020. Dr. Duker was the Director of the New England Eye Center from 2001 to October 2021 and the Chair of Ophthalmology at Tufts Medical Center and the Tufts University School of Medicine from April 2001 to November 2021. He has published more than 350 journal articles, with his major research interests including ocular imaging, in particular optical coherence tomography (OCT), and drug delivery to the posterior segment of the eye. His book, Yanoff and Duker’s Ophthalmology, is one of the bestselling ophthalmic texts over the past two decades. Dr. Duker is the co-founder of three companies, including Hemera Biosciences, a clinical stage biotech company whose focus is a gene therapy based treatment for age-related macular degeneration that was acquired by Janssen in 2020. Dr. Duker received an A.B. from Harvard University and a M.D. from the Jefferson Medical College at Thomas Jefferson University.

We believe that Dr. Duker is qualified to serve on our Board because of his extensive clinical and academic experience, his medical knowledge and his roles as a co-founder of other life sciences companies and senior executive of a pharmaceutical company
Carrie L. Bourdow has served as a member of our Board since February 2020. Ms. Bourdow has served as the President, Chief Executive Officer and a member of the board of directors of Trevena, Inc. (Nasdaq: TRVN) since October 2018. Prior to her role as President and Chief Executive Officer, Ms. Bourdow joined Trevena as Senior Vice President and Chief Commercial Officer in May 2015 and was appointed Executive Vice President and Chief Operating Officer in January 2018. Prior to joining Trevena, Ms. Bourdow was Vice President of Marketing at Cubist Pharmaceuticals, Inc., from May 2013 until its acquisition by Merck & Co., Inc. in May 2015. At Cubist, Ms. Bourdow led launch strategy, marketing, reimbursement, and operations for products totaling over $1 billion in annual revenues. Prior to Cubist, Ms. Bourdow served for more than 20 years at Merck & Co., Inc., where she held positions of increasing responsibility across commercial functions and therapeutic areas. Since June 2017, she has served on the board of directors of Nabriva Therapeutics plc. (Nasdaq: NBRV), a publicly traded biopharmaceutical company.
We believe that Ms. Bourdow is qualified to serve on our Board because of her extensive executive leadership experience, and her nearly thirty years of pharmaceutical industry experience.
Peter K Honig M.D., M.P.H. has served as a member of our Board since July 2021. From July 2014 to July 2021, Dr. Honig served in various positions at Pfizer, Inc. (NYSE: PFE), most recently Dr. Honig previously served as the Senior Vice President and Head of Global Regulatory Affairs and Group Head of Development China and Japan Pfizer Inc. (NYSE:PFE). Prior to this position, from July 2010 to May 2014, Dr. Honig served as Head of Global Regulatory Affairs and Patent Safety at Astra Zeneca, LLP, a pharmaceutical company and, from January 2003 through December 2009, Dr. Honig served as Senior Vice President, Worldwide Regulatory Affairs and Product Safety at Merck & Co, a pharmaceutical company. From March 2002 to January 2003, Dr. Honig was Merck’s Vice President, Worldwide Product Safety and Quality Assurance. Prior to Merck, from 1993 to 2002, Dr. Honig held various positions at the United States Food and Drug Administration FDA including Director of the Office of Drug Safety in the FDA’s Center for Drug Evaluation and Research. Dr. Honig previously served on the boards of directors of Celladon Corporation from 2014 to 2016 and Orexigen Therapeutics, Inc. (Nasdaq: OREX) from 2010 to 2019. Currently, he serves on the boards of Alopexx, Karyopharm (Nasdaq: KPTI), SwissThera, the Drug Information Association and is a senior advisor to Travecta Therapeutics, Inc., the Boston Consulting Group and Blackstone Life Sciences. Dr. Honig received his B.A. in History from Columbia College of Columbia University, his M.D. from Columbia College of Physicians & Surgeons and his M.P.H from Columbia University School of Public Health.

We believe that Dr. Honig is qualified to serve on our Board because of his extensive research and development, regulatory affairs and product safety experience, his nearly twenty years of pharmaceutical industry experience and his nine years of experience at the FDA.

Michael A.S. Jewett M.D., F.R.C.S.C., F.A.C.S. has served as a member of our Board since July 2021. Dr. Jewett is a practicing Urologic Oncologist and, since 1991, has served as a professor in the Departments of Surgical Oncology and Surgery (Urology) at the Princess Margaret Cancer Centre, University Health Network and the University of Toronto where he was Chairman of Urology from 1991 to 2002. Dr. Jewett is a graduate of Queen’s University, Faculty of Medicine, Kingston, Ontario, Canada. Dr. Jewett completed his Urology training at the University of Toronto, Canada and Memorial Sloane-Kettering Cancer Center in New York.

We believe that Dr. Jewett is qualified to serve on our Board because of his extensive medical knowledge and experience in the fields of oncology and urology.
Jason A. Keyes has served as a member of our Board since February 2020. Mr. Keyes has served as the Chief Financial Officer of Equillium, Inc. (Nasdaq: EQ) since March 2018. Prior to joining Equillium, he was Executive Vice President and Chief Financial Officer of Orexigen Therapeutics, Inc. from June 2016 to February 2018 where he played a key role in setting the business and financial strategy for the global commercialization of the product portfolio. Prior to his role as Chief Financial Officer, Mr. Keyes, held the position of Vice President, Finance at Orexigen from February 2015 to June 2016. Orexigen filed a voluntary petition for Chapter 11 bankruptcy in March 2018. Before that, Mr. Keyes held positions of increasing responsibility at Amylin Pharmaceuticals, Inc., a publicly-held biopharmaceutical company, from August 2007 until January 2013. Earlier in his career, Mr. Keyes held leadership positions in finance and corporate strategy at Amgen, Inc., a publicly-held biopharmaceutical company, and Baxter Healthcare Corporation, a publicly-held healthcare company. Over his career, Mr. Keyes has been responsible for leading financial planning across the biotechnology value chain, managing investor relations, raising capital, and driving business development.
We believe that Mr. Keyes is qualified to serve on our Board because of his extensive executive leadership experience in and knowledge of the life sciences industry and his finance background, including his experience as a public company chief financial officer.
Board Composition

Our Board is currently authorized to have six members and currently consists of six members. Our Board is divided into three classes, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•the Class I directors are Thomas R. Cannell and Carrie L. Bourdow, and each such director’s term expires at our annual meeting of stockholders to be held in 2024, or our 2024 Annual Meeting;
•the Class II directors are Jay S. Duker and Jason A. Keyes, and each such director’s term expires at our 2022 Annual Meeting; and
•the Class III directors are Peter K Honig and Michael A.S. Jewett, and each such director’s term expires at our annual meeting of stockholders to be held in 2023, or our 2023 Annual Meeting.
Upon the expiration of the term of a class of directors, directors in that class are eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. Our directors may be removed only for cause by the affirmative vote of the holders of 75% or more of our voting stock.
Board Determination of Independence
Our Board observes all applicable criteria for independence established by the rules of the Nasdaq Stock Market, or the Nasdaq Stock Market Rules, and other governing laws and applicable regulations, including the requirement that a majority of our directors be independent as defined under the Nasdaq Stock Market Rules. Under Rule 5605(a)(2) of the Nasdaq Stock Market Rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that all of our directors with the exception of Dr. Cannell are independent as defined under the Nasdaq Stock Market Rules.
In addition, the Nasdaq Stock Market Rules require that, subject to specified exceptions, (i) each member of our audit and compensation committees be independent; (ii) each member of our audit committee satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act; and (iii) each member of our compensation committee satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of our audit committee may not, other than in his or her capacity as a member of the audit committee, the Board, or any other Board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries; or (2) be an affiliated person of us or any of our subsidiaries. In addition, Rule 10C-1 under the Exchange Act requires that, with respect to the independence of each member of our compensation committee, our Board considers all factors specifically relevant to determining whether a director has a relationship with us which is material to that director’s ability to be independent from management in connection with his or her duties as a compensation committee member, including, but not limited to: (1) the source of his or her compensation as a director, including any consulting, advisory or other compensatory fee paid by us to him or her; and (2) whether he or she is affiliated with us or any of our subsidiaries or affiliates.
Our Board has also determined that: (i) Dr. Honig, Mr. Keyes and Ms. Bourdow, who comprise our audit committee; and (ii) Dr. Duker, Dr. Jewett and Mr. Keyes, who comprise our compensation committee, each satisfy the independence standards for those committees established by the applicable rules and regulations under the Exchange Act and the Nasdaq Stock Market Rules. In addition, each member of our nominating and corporate governance committee is independent as defined under the Nasdaq Stock Market Rules. In making such determination, our Board considered the relationships that each such non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining independence.
No director is related to any of our other directors or executive officers and there are no arrangements or understandings between a director and any other person pursuant to which such person was elected as director.
How Our Board Is Organized
Board Leadership Structure
The positions of chair of the Board and chief executive officer are presently separated at our Company. The duties of the chair of the Board include the following:

•chairing meetings of our Board and of the independent directors in executive session;
•meeting with any director who is not adequately performing his or her duties as a member of our Board or any committees thereof;
•facilitating communications between other members of our Board and the chief executive officer;

•determining the frequency and length of Board meetings and recommending when special meetings of our Board should be held;
•preparing or approving the agenda for each Board meeting; and
•reviewing and, if appropriate, recommending action to be taken with respect to written communications from stockholders submitted to our Board.
Our Board decided to separate the roles of chair and chief executive officer because it believes that a bifurcated leadership structure offers the following benefits:

•increasing the independent oversight of our Company and enhancing our Board’s objective evaluation of our chief executive officer;
•freeing the chief executive officer to focus on Company operations instead of Board administration;
•providing the chief executive officer with an experienced sounding board;
•providing greater opportunities for communication between stockholders and our Board;
•enhancing the independent and objective assessment of risk by our Board; and
•providing an independent spokesperson for our Company.
Board Committees
Our Board has established an audit committee, a compensation committee, a nominating and corporate governance committee and a science committee, each of which operates under a charter that has been approved by our Board. Copies of the committee charters are posted on the Investor Relations section of our website, which is located at www.sesenbio.com.
Website addresses included throughout this proxy statement are for reference only. The information contained on our website is not incorporated by reference into this proxy statement.
Audit Committee
The members of our audit committee are Mr. Keyes, Ms. Bourdow and Dr. Honig. Mr. Keyes chairs our audit committee. Our audit committee’s responsibilities include:

•appointing, approving the compensation of, and assessing the independence of, our registered public accounting firm;
•overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports and other communications from such firm;
•reviewing and discussing with management and our independent registered public accounting firm (x) our annual and quarterly financial statements and related disclosures (including any interim financial statements to be included in our periodic disclosures filed with the SEC); (y) our earnings press releases; and (z) litigation or other legal matters that could have a significant impact on our financial results;
•monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•overseeing our internal audit function;
•overseeing our risk assessment and risk management policies;
•establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•meeting independently with our internal audit advisor, if applicable, and our independent registered public accounting firm and management;
•reviewing and approving or ratifying any related person transactions;
•preparing the audit committee report required by SEC rules; and
•conducting a periodic self-assessment of the audit committee and its charter.
All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.
Our Board has determined that Mr. Keyes is an “audit committee financial expert” as defined in applicable SEC rules and that each member of our audit committee qualifies as independent as defined under the applicable Nasdaq Stock Market Rules.
Our audit committee met five times during 2021.
Compensation Committee

The members of our compensation committee are Dr. Duker, Dr. Jewett and Mr. Keyes. Dr. Duker chairs our compensation committee. Our compensation committee’s responsibilities include:

•reviewing and approving, or making recommendations to our Board with respect to, the compensation of our chief executive officer and our other executive officers;
•overseeing an evaluation of our senior executives, including the establishment of corporate goals and objectives applicable to our chief executive officer and our other executive officers;
•reviewing and approving, or making recommendations to our Board with respect to, the terms of any binding offer letters, employment agreements, termination agreements or arrangements, change-in-control agreements, severance agreements, indemnification agreements or other material compensatory agreements with our chief executive officer or our other executive officers;
•reviewing and making recommendations to our Board with respect to incentive-compensation and equity-based plans that are subject to approval by our Board;
•overseeing and administering our stock option, stock incentive, employee stock purchase and other equity-based plans;
•retaining the services, following the determination of independence under applicable Nasdaq Stock Market Rules and Exchange Act rules, of our compensation consultant, as well as overseeing and considering the recommendations of our compensation consultant;
•reviewing and making recommendations to our Board with respect to director compensation;
•establishing, if deemed advisable by our Board, and monitoring compliance with stock ownership guidelines for our chief executive officer, directors and other executive officers;
•reviewing and discussing annually with management our compensation disclosure required by SEC rules;
•preparing the compensation committee report required by SEC rules; and
•conducting a periodic self-assessment of the compensation committee and its charter.
The processes and procedures followed by our compensation committee in considering and determining executive and director compensation are described below under “Board Processes - Executive and Director Compensation Processes.” In addition to the Board’s independence determination, our Board has determined that each member of our compensation committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.
Our compensation committee met four times during 2021.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Dr. Duker, Dr. Jewett and Ms. Bourdow. Dr. Duker chairs our nominating and corporate governance committee. Our nominating and corporate governance committee’s responsibilities include:

•identifying individuals qualified to become members of our Board;
•recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;
•reviewing and making recommendations to our Board with respect to our Board leadership structure;
•reviewing and making recommendations to our Board with respect to management succession planning;
•reviewing and making recommendations to our Board with respect to the adequacy of our Restated Certificate of Incorporation and Amended and Restated By-laws;
•developing and recommending to our Board corporate governance guidelines;
•overseeing a periodic evaluation of our Board; and
•conducting a periodic self-assessment of the nominating and corporate governance committee and its charter.
Our nominating and corporate governance committee did not hold any formal meetings in 2021 and acted by unanimous written consent three times in 2021.
Science Committee
In March 2022, we established a science committee. The members of our science committee are Dr. Duker, Dr. Honig and Dr. Jewett. Dr. Jewett chairs our science committee. Our science committee’s responsibilities include:

•reviewing and advising on the overall strategy, direction and effectiveness of our research and development, or R&D, initiatives, programs and related investments, and on our progress in achieving our long-term strategic R&D goals and objectives, including preclinical studies and clinical trial design;
•reviewing and advising on opportunities and risks associated with our R&D initiatives, programs and related investments;
•reviewing and advising on our significant medical affairs strategies and initiatives.
•reviewing and advising on trends and innovation in research and development to enhance our R&D capabilities; and
•conducting a periodic self-assessment of the science committee and its charter.
Board Meetings and Attendance
Our Board met seventeen times during 2021. During 2021, each director attended at least 75% of (i) the number of Board meetings held during the period for which he or she has been a director and (ii) the total number of committee meetings held during the period for which he or she has served on each such committee.
Our directors are encouraged to attend our annual meetings of stockholders. At the annual meeting of stockholders held in 2021, three of the five directors then serving on the Board were in attendance.
Board Processes
Oversight of Risk
Our Board oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our Board and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our Board oversees risk management activities relating to business strategy, acquisitions, capital allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks, including cybersecurity; our nominating and corporate governance committee oversees risk management activities relating to Board composition and management succession planning; our compensation committee oversees risk management activities relating to our compensation policies and practices; and our science committee oversees risks associated with R&D initiatives, programs and related investments. Each committee reports to the full Board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full Board discusses particular risks.
Executive Sessions
Executive sessions of our independent directors are generally held at each regularly scheduled meeting of our Board and at other times they deem necessary. Our Board’s policy is to hold executive sessions both with and without the presence of management. Our Board committees also generally meet in executive session at the end of each committee meeting.
Director Nomination Process
The process followed by our nominating and corporate governance committee and our Board to identify and evaluate director candidates may include requests to Board members and others for recommendations, evaluation of the performance on our Board and its committees of any existing directors being considered for nomination, consideration of biographical information and background material relating to potential candidates and, particularly in the case of potential candidates who are not then serving on our Board, interviews of selected candidates by members of our nominating and corporate governance committee and our Board.
In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, our nominating and corporate governance committee and our Board apply the criteria set forth in our corporate governance guidelines described below under “Corporate Governance Guidelines.” Consistent with these criteria, our nominating and corporate governance committee and our Board expect every nominee to have the following attributes or characteristics, among others: integrity, honesty, adherence to high ethical standards, business acumen, good judgment and a commitment to understand our business and industry.

The director nominees, Dr. Duker and Mr. Keyes, are currently members of our Board. Dr. Duker was most recently reelected to our Board in 2019 and the 2022 Annual Meeting will be the first time Mr. Keyes is standing for election. Mr. Keyes was first identified as a possible director candidate by members of our management team, including our Chief Executive Officer and Chief Financial Officer. The nominee biographies under “Board of Directors - Members of Our Board of Directors” indicate the experience, qualifications, attributes and skills of each of our director nominees that led our nominating and corporate governance committee and our Board to conclude that each of Dr. Duker and Mr. Keyes should continue to serve as a member of our Board. Our nominating and corporate governance committee and our Board believe that each of the nominees has the individual attributes and characteristics required of each of our directors, and that the nominees as a group possess the skill sets and specific experience desired of our Board as a whole.
Our nominating and corporate governance committee and our Board consider the value of diversity when selecting nominees, and believe that our Board, taken as a whole, should embody a diverse set of skills, experiences and abilities. Our nominating and corporate governance committee and our Board do not make any particular weighting of diversity or any other characteristic in evaluating nominees and directors.
Stockholders may recommend individuals for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and information with respect to the stockholder or group of stockholders making the recommendation, including the number of shares of common stock owned by such stockholder or group of stockholders, to our Corporate Secretary at Sesen Bio, Inc., 245 First Street, Suite 1800, Cambridge, MA 02142, Attention: Corporate Secretary. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our Amended and Restated By-laws and must be received by us no later than the date referenced below in “Other Matters—Deadline for Submission of Stockholder Proposals for the 2023 Annual Meeting.” Assuming that appropriate biographical and background material has been provided on a timely basis, our nominating and corporate governance committee and our Board will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.
Stockholders also have the right under our Amended and Restated By-laws to directly nominate director candidates, without any action or recommendation on the part of our nominating and corporate governance committee or our Board, by following the procedures set forth under “Other Matters—Deadline for Submission of Stockholder Proposals for the 2023 Annual Meeting.”
Beginning in 2022, Nasdaq-listed operating companies are required to publicly disclose director self-identified board-level diversity statistics using a standardized disclosure matrix template. The following table reflects statistics of our current Board as of April 28, 2022. Further information on each director’s qualifications and relevant experience is provided in the individual biographical descriptions above.

Board Diversity Matrix (as of April 28, 2022)
Board Size:
Total Number of Directors	6
	Female	Male	Non-Binary	Did not Disclose Gender
Gender:
Directors	1	5	0	0
Number of Directors who Identify in Any of the Categories Below:
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian (other than South Asian)	0	0	0	0
South Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0

White	1	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Communications with Stockholders
Our management will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Stockholders may communicate with our management by writing to our Corporate Secretary at Sesen Bio, Inc., Attention: Corporate Secretary, 245 First Street, Suite 1800, Cambridge, MA 02142, or by calling (617) 444-8550. Additional information about contacting our Board or management is available on the Investor Relations section of our website, which is located at www.sesenbio.com.
In addition, stockholders who wish to communicate with our entire Board may do so by writing to Dr. Jay S. Duker, Chair of the Board, Sesen Bio, Inc., 245 First Street, Suite 1800, Cambridge, MA 02142. Communications will be forwarded to other directors if they relate to substantive matters that the Chair of the Board, in consultation with our legal counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.
Executive and Director Compensation Processes
Our executive compensation program is administered by the compensation committee of our Board, subject to the oversight of our full Board. Our compensation committee reviews our executive compensation practices on an annual basis and based on this review makes recommendations to our Board for approval, which has full discretion to approve or modify the recommendations of our compensation committee.
In designing our executive compensation program, our compensation committee considers publicly available compensation data for national and regional companies in the biotechnology/pharmaceutical industry to help guide its executive compensation decisions at the time of hiring and for subsequent adjustments in compensation. Our compensation committee has also retained the services of Radford, an independent compensation consultant, to provide it with additional comparative data on executive compensation practices in our industry and to advise us on our executive compensation program generally. Although our compensation committee considers Radford’s advice and recommendations about our executive compensation program, our compensation committee ultimately makes its own decisions about these matters.
None of our compensation committee members and none of our executive officers or directors have any relationship with Radford or the individual consultants employed by Radford. Radford has not provided any other services to our Board or management other than compensation consulting services to the compensation committee. Our compensation committee has determined that no conflicts of interest exist between Radford and our Company, our directors or our executive officers. Our compensation committee is directly responsible for the appointment and oversight of any compensation consultants and other advisors it retains.
Our director compensation program is administered by the compensation committee of our Board, subject to the oversight and approval of our full Board. Our compensation committee conducts periodic reviews of director compensation and makes recommendations to the Board with respect thereto.
Corporate Governance Guidelines
Our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of our stockholders. The guidelines provide that:

•our Board’s principal responsibility is to oversee our management;
•a majority of the members of our Board must be independent directors;
•the independent directors meet in executive session at least twice a year;
•directors have full and free access to management and, as necessary, independent advisors;
•new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and
•our Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.

A copy of the corporate governance guidelines is posted under the heading “Corporate Governance” on the Investor Relations section of our website, which is located at www.sesenbio.com.
Board Policies
Related Person Transactions
Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which our Company is a participant, one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest and the amount involved in such transaction, arrangement or relationship exceeds the lesser of (i) $120,000 and (ii) one percent of the average of our total assets at year-end for the last two completed fiscal years. Because one percent of our average total assets for the past two fiscal years has exceeded $120,000, our Board applies the $120,000 threshold under our policy.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our principal financial officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction or direct that such transaction be terminated and rescinded. The policy also permits the chair of our audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by our audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by our audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, our audit committee will review and consider:

•the related person’s interest in the related person transaction;
•the approximate dollar value of the amount involved in the related person transaction;
•the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•whether the transaction was undertaken in the ordinary course of our business;
•whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•the purpose of, and the potential benefits to us of, the transaction; and
•any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.
Our audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. Our audit committee may impose any conditions on the related person transaction that it deems appropriate.
In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•interests arising solely from the related person’s position as an executive officer of another entity, whether or not the person is also a director of the entity, that is a participant in the transaction where the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and the amount involved in the transaction is less than $120,000; and
•a transaction that is specifically contemplated by provisions of our Restated Certificate of Incorporation or Amended and Restated By-laws.
The policy provides that transactions involving the compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in the compensation committee’s charter.
Certain Relationships and Related Party Transactions

Since January 1, 2020, we have not engaged in any transactions with our directors, executive officers, holders of more than 5% of our voting securities, or affiliates or immediate family members of our directors, executive officers, and holders of more than 5% of our voting securities.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Business Conduct and Ethics covers fundamental ethical and compliance-related principles and practices such as accurate accounting records and financial reporting, avoiding conflicts of interest, the protection and use of our property and information and compliance with legal and regulatory requirements. A current copy of the code is posted on the Corporate Governance section of our website, which is located at www.sesenbio.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any substantive amendments to, or waivers from, a provision of the Code of Business Conduct and Ethics by posting the information on the website address and location specified above.
Anti-Hedging and Anti-Pledging Policy
We have an insider trading policy that is applicable to all of our directors, officers and employees (and such individuals’ immediate family members, other members of their household and entities they control) The policy prohibits such individuals and their designees from engaging in any hedging or monetization transactions involving our securities, such as purchasing our securities on margin, borrowing against our securities held in a margin account, or pledging our securities as collateral for a loan. As such, our directors, officers and employees, and their designees, are prohibited from purchasing financial instruments, and otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities such as engaging in short sales of our securities or engaging in purchases or sales of puts, calls or other derivative securities based on our securities.

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers as of April 25, 2022:

Name	Age	Position
Thomas R. Cannell, D.V.M.	60	President and Chief Executive Officer and Director
Monica Forbes	47	Chief Financial Officer and Treasurer
Glen MacDonald, Ph.D.	64	Chief Technology Officer
Minori Rosales, M.D., Ph.D.	59	Chief Development Officer
Mark R. Sullivan	50	General Counsel & Corporate Secretary
In addition to the biographical information for Dr. Cannell, which is set forth above, under “Corporate Governance - Board of Directors - Members of Our Board of Directors,” set forth below is certain biographical information about Ms. Forbes, Dr. MacDonald, Dr. Rosales and Mr. Sullivan:
Monica Forbes has served as our Chief Financial Officer and Treasurer since August 2019. Ms. Forbes previously served as a finance consultant to the Company from April 2019 through July 2019, at which time she joined the Company as our Vice President, Finance and then transitioned into the Chief Financial Officer role. From July 2018 to April 2019, Ms. Forbes served as the Vice President and Chief Financial Officer of Nalpropion Pharmaceuticals, Inc. Prior to that Ms. Forbes served as Vice President and acting Chief Financial Officer of Orexigen Therapeutics, Inc. from February 2018 until Nalpropion’s acquisition of Orexigen in July 2018, Senior Director of Financial Planning and Analysis (FP&A) of Orexigen from October 2016 to February 2018, and Director of FP&A from October 2014 to October 2016. Orexigen filed a voluntary petition for Chapter 11 bankruptcy in March 2018. Ms. Forbes holds a B.S. in Business Administration from San Diego State University.
Glen MacDonald, Ph.D. has served as our Chief Technology Officer since February 2017. From the time of our acquisition of Viventia Bio Inc. in September 2016 to February 2017, Dr. MacDonald served as our Chief Scientific Officer. Dr. MacDonald was Chief Scientific Officer of Viventia Bio Inc. from 2012 to September 2016 and held the same role at Viventia Bio Inc.'s predecessor company, Viventia Biotech Inc., from 2005 to 2012. Prior to that, Dr. MacDonald served Viventia Biotech Inc. in several research related capacities from 1997 to 2005. Dr. MacDonald held a Manitoba Cancer Treatment Research Foundation Fellowship from 1996 to 1997 while serving as a post-doctoral fellow at the University of Manitoba Cancer Treatment Research Foundation from 1995 to 1997. Dr. MacDonald also served as a Canadian Arthritis Society post-doctoral fellow at the University of North Carolina at Chapel Hill from 1993 to 1995. He graduated from the University of Guelph with a bachelor’s degree in genetics in 1980 and earned an M.Sc. and Ph.D. from the University of Manitoba in 1987 and 1993, respectively. Dr. MacDonald’s scientific background is extensive, having published in the areas of monoclonal antibodies, graft versus-host disease, lupus and apoptosis.
Minori Rosales, M.D., Ph.D. has served as our Chief Development Officer since January 2022. From October 2018 to January 2022, Dr. Rosales serves as Vice President of Clinical Research at MacroGenics, Inc., where she oversaw clinical development, including execution of clinical studies and management of global clinical safety and compliance, and led interactions with regulatory agencies. From October 2017 to September 2018, Dr. Rosales held a Vice President, Global Medical Lead Oncology, at a subsidiary of AstraZeneca formerly known as MedImmune, where she was responsible for leading a global cross-functional team for development of immuno-oncology products in Genitourinary cancers and biomarker development for tumor indications. Previously, Dr. Rosales served as an Executive Director, Oncology Clinical Research at Merck & Co., Inc. from July 2014 to September 2017, and as Senior Clinical Director at Global Eli Lilly & Company from 2007 to June 2014. She holds an M.D. from Yamaguchi University’s School of Medicine and a Ph.D. in Tumor Immunology from Kansai Medical University, both in Japan.
Mark R. Sullivan has served as our General Counsel and Corporate Secretary since August 2019. From April 2018 to August 2019 he served as our Acting General Counsel. From August 2012 through March 2018, he served as a private consultant to life sciences companies. Previously, he served as the General Counsel, Chief Compliance Officer and Secretary of MModal Inc. (Nasdaq: MODL), formerly MedQuist, Inc., a leading healthcare IT company, from September 2006 until July 2012 when MModal was taken private by One Equity Partners, the private investment arm of JP Morgan Chase & Co. From August 2004 until September 2006, Mr. Sullivan was the Acting General Counsel of MModal MQ Inc. Between March 2003 and August 2004, Mr. Sullivan served as Associate General Counsel and Assistant Secretary of MModal MQ Inc. Prior to joining MModal, Mr. Sullivan was in private practice with Pepper Hamilton LLP from 2000 to 2003, and Drinker Biddle & Reath LLP from 1998 to 2000. Mr. Sullivan received a B.A. from the University of Pennsylvania and a J.D. from the Rutgers University School of Law.

EXECUTIVE COMPENSATION
Our named executive officers for 2021 are Thomas R. Cannell, D.V.M., our President and Chief Executive Officer, Monica Forbes, our Chief Financial Officer, and Glen MacDonald, Ph.D., our Chief Technology Officer.

Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to each of our named executive officers for the years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(4)	Stock Awards ($)(5)	Option awards ($)(6)	Non-equity incentive plan compensation ($)(7)	All other compensation ($)(8)	Total ($)
Thomas R. Cannell, D.V.M.(1) President and Chief Executive Officer	2021	558,362	—	—	4,123,086	236,250	4,000	4,921,698
	2020	532,917	—	—	817,449	348,140	4,000	1,702,506
Monica Forbes (2) Chief Financial Officer and Treasurer	2021	377,958	—	148,778	1,195,695	145,447	4,000	1,871,878
	2020	360,500	1,000	—	259,329	174,500	—	795,329
Glen MacDonald, Ph.D.(3) Chief Technology Officer	2021	362,156	—	143,262	618,463	135,625	14,486	1,273,992
	2020	343,714	1,000	—	155,033	160,917	14,067	674,731

(1)Dr. Cannell's base salary was increased from $535,600 to $562,500, effective March 1, 2021.
(2)Ms. Forbes' base salary was increased from $362,600 to $380,750, effective March 1, 2021.
(3)Dr. MacDonald's base salary was increased from $353,961 to $368,180, effective March 1, 2021. Dr. MacDonald's base salary, non-equity incentive plan and all other compensation is paid by us in Canadian dollars and the above amounts for Dr. MacDonald's base salary, non-equity incentive plan and all other compensation have been converted to U.S. dollars using the exchange rate between the Canadian and the U.S. dollar in effect at fiscal year-end. The exchange rates in effect on December 31, 2021 and December 31, 2020 were 0.7824, and 0.7849, respectively.
(4)The amounts reported in the “Bonus” column reflect a $1,000 holiday bonus paid to all employees, other than Dr. Cannell, in December 2020.
(5)The amounts reported in the "Stock awards" column reflect the aggregate grant date fair value of performance-based restricted stock units awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, or ASC, Topic 718. See Note 14 to our financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2021 regarding assumptions underlying the valuation of equity awards.
(6)The amounts reported in the "Option awards" column reflect the aggregate grant date fair value of stock options awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification, or ASC, Topic 718. See Note 14 to our financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2021 regarding assumptions underlying the valuation of equity awards.
(7)The amounts reported in the "Non-equity incentive plan compensation" column reflect bonuses that were earned by our executive officers in the fiscal years ending December 31, 2021 and 2020 based on the achievement of pre-established performance goals that were previously communicated to our executive officers. See “Bonus Compensation” for additional information.
(8)For Dr. Cannell, for the years 2021 and 2020, and for Ms. Forbes, for the year 2021, the amounts reported reflect discretionary 401(k) matching contributions contributed to our 401(k) retirement plan as approved by our compensation committee. For Dr. MacDonald, the amounts reported in 2021 and 2020 reflect Company-paid pension contributions on behalf of Dr. MacDonald to the defined contribution pension plan that we maintain for all of our Canadian employees.
Narrative to Summary Compensation Table
Employment and Retention Agreements with Named Executive Officers
Thomas R. Cannell, D.V.M.

On August 7, 2018, we entered into an employment agreement with Dr. Cannell, which provides that his employment will continue until either we or Dr. Cannell provide notice of termination in accordance with the terms of the agreement. In addition, we entered into a non-competition, non-solicitation, confidentiality and assignment agreement with Dr. Cannell, which prohibits him from competing with us, soliciting our employees and customers and disclosing confidential information during the term of his employment and for one year following the conclusion of his service with us.

Pursuant to Dr. Cannell's employment agreement, he is entitled to receive an annual base salary, which will be reviewed at least annually and will be subject to increase (but not decrease) from time to time, as determined by the Board. In February 2022, our compensation committee approved an increase in Dr. Cannell's annual base salary to $576,563, effective March 1, 2022. In addition, pursuant to his employment agreement, Dr. Cannell is eligible to receive an annual cash bonus, which is based on the achievement of individual and corporate performance objectives, calculated as a percentage of his annual base salary, and which will be determined by the Board, in its sole discretion. Dr. Cannell’s target annual bonus for 2020 and 2021 was 50% of his annual base salary. Dr. Cannell’s target annual bonus for 2022 is 50% of his annual base salary.

Monica Forbes

On August 26, 2019, we entered into an employment agreement with Ms. Forbes in connection with her appointment as our Chief Financial Officer and Treasurer. Ms. Forbes' employment agreement provides that her employment will continue until either we or Ms. Forbes provide notice of termination in accordance with the terms of the agreement. In addition, we entered into a non-competition, non-solicitation, confidentiality and assignment agreement with Ms. Forbes, which prohibits her from competing with us, soliciting our employees and customers and disclosing confidential information during the term of her employment and for one year following the conclusion of her service with us.

Pursuant to Ms. Forbes' employment agreement, she is entitled to receive an annual base salary, which will be reviewed at least annually and will be subject to increase (but not decrease) from time to time, as determined by our Board. In February 2022, our compensation committee approved an increase in Ms. Forbes' annual base salary to $400,000, effective March 1, 2022. In addition, pursuant to her employment agreement, Ms. Forbes is eligible to receive an annual cash bonus based on the achievement of individual and corporate performance objectives, calculated as a percentage of her annual base salary, and which will be determined by our Board, in its sole discretion. Ms. Forbes' annual target bonus for (i) 2020 was equal to 35% of her annual base salary, and (ii) 2021 was equal to 40% of her annual base salary. Ms. Forbes' annual target bonus for 2022 is equal to 40% of her annual base salary.

Glen MacDonald, Ph.D.

On September 20, 2016, we entered into an employment agreement with Dr. MacDonald. Dr. MacDonald's employment agreement provides that his employment will continue until either we or Dr. MacDonald provide notice of termination in accordance with the terms of the agreement. In addition, we entered into a non-competition, non-solicitation, confidentiality and assignment agreement with Dr. MacDonald, which prohibits him from competing with us, soliciting our employees and customers and disclosing confidential information during the term of his employment and for one year following the conclusion of his service with us.

Pursuant to Dr. MacDonald's employment agreement, he is entitled to receive an annual base salary, which will be reviewed at least annually and will be subject to increase (but not decrease) from time to time, as determined by our Board. In February 2022, our compensation committee approved an increase in Dr. MacDonald's annual base salary to $379,166 USD, effective March 1, 2022. In addition, pursuant to his employment agreement, Dr. MacDonald is eligible to receive an annual cash bonus based on the achievement of individual and corporate performance objectives, calculated as a percentage of his annual base salary, and which will be determined by our Board, in its sole discretion. Dr. MacDonald’s annual target bonus for (i) 2020 was equal to 35% of his annual base salary, and (ii) 2021 is equal to 40% of his annual base salary. Dr. MacDonald's annual target bonus for 2022 is equal to 40% of his annual base salary.

Equity Awards

Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention by incenting our executive officers to remain in our employment during the vesting period. Accordingly, our Board periodically reviews the equity incentive compensation of our executive officers and from time to time may grant equity incentive awards to them, including in the form of stock options, restricted stock units, or RSUs, or performance-based restricted stock units, or PSUs.

On February 18, 2022, we granted Dr. Cannell an award of 606,800 RSUs. Each RSU represents a contingent right to receive one share of our common stock. The RSU award vests annually in equal amounts over a four year period following the grant date, subject to Dr. Cannell’s continued service with us on the applicable vesting date. On February 18, 2022, we also granted Dr. Cannell an award of 606,800 PSUs. Each PSU represents a contingent right to receive one share of our common stock upon the satisfaction of pre-determined performance criteria related to completing patient enrollment for the new study. Subject to continued employment, such PSUs vest upon the determination by our compensation committee of the level of achievement of a clinical trial milestone. On February 19, 2021, we granted Dr. Cannell options to purchase 2,000,000 shares of our common stock at an exercise price of $3.17 per share. These options vest 6.25% every three months over four years commencing on January 1, 2021, subject to Dr. Cannell’s continued service with us on the applicable vesting date. On February 13, 2020, we granted Dr. Cannell options to purchase 1,450,000 shares of our common stock at an exercise price of $0.8911 per share. These options vest 6.25% every three months over four years, subject to Dr. Cannell’s continued service with us on the applicable vesting date.

On February 18, 2022, we granted Ms. Forbes an award of 542,250 RSUs. Each RSU represents a contingent right to receive one share of our common stock. The RSU award vests annually in equal amounts over a four year period following the grant date, subject to Ms. Forbes’s continued service with us on the applicable vesting date. On February 18, 2022, we also granted Ms. Forbes an award of 180,750 PSUs. Each PSU represents a contingent right to receive one share of our common stock upon the satisfaction of pre-determined performance criteria related to completing patient enrollment for the new study. Subject to continued employment, such PSUs vest upon the determination by our compensation committee of the level of achievement of a clinical trial milestone. On February 19, 2021, we granted Ms. Forbes options to purchase 580,000 shares of our common stock at an exercise price of $3.17 per share. These options vest 6.25% every three months over four years commencing on January 1, 2021, subject to Ms. Forbes' continued service with us on the applicable vesting date. On February 13, 2020, we granted Ms. Forbes options to purchase 460,000 shares of our common stock at an exercise price of $0.8911 per share. These options vest 6.25% every three months over four years, subject to Ms. Forbes' continued service with us on the applicable vesting date.

On February 18, 2022, we granted Dr. MacDonald an award of 308,925 RSUs. Each RSU represents a contingent right to receive one share of our common stock. The RSU award vests annually in equal amounts over a four year period following the grant date, subject to Dr. MacDonald’s continued service with us on the applicable vesting date. On February 18, 2022, we also granted Dr. MacDonald an award of 102,975 PSUs. Each PSU represents a contingent right to receive one share of our common stock upon the satisfaction of pre-determined performance criteria related to completing patient enrollment for the new study. Subject to continued employment, such PSUs vest upon the determination by our compensation committee of the level of achievement of a clinical trial milestone. On February 19, 2021, we granted Dr. MacDonald options to purchase 300,000 shares of our common stock at an exercise price of $3.17 per share. These options vest 6.25% every three months over four years commencing on January 1, 2021, subject to Dr. MacDonald’s continued service with us on the applicable vesting date. On February 13, 2020, we granted Dr. MacDonald options to purchase 275,000 shares of our common stock at an exercise price of $0.8911 per share. These options vest 6.25% every three months over four years, subject to Dr. MacDonald's continued service with us on the applicable vesting date.

In addition, on September 9, 2021, our Board and our compensation committee approved a retention program, or the Retention Program, for all current employees, except for the Chief Executive Officer, pursuant to which we have provided certain incentives designed to retain such employees, or the Retention Program. Pursuant to this Retention Program and effective as of October 1, 2021, our executive officers, except for the Chief Executive Officer, were granted a PSU award equal to the value of approximately fifty percent of the executive officer’s then-current base salary. Under this Retention Program, Ms. Forbes was granted an award of 190,375 PSUs and Dr. MacDonald was granted an award of 183,317 PSUs. Each PSU represents a contingent right to receive one share of our common stock upon the satisfaction of pre-determined performance criteria. Subject to continued employment, such awards vest on September 30, 2023 upon the determination by our compensation committee of the level of achievement of certain key milestones consisting of a clinical trial milestone (weighted 50%), an employee retention milestone (weighted 30%) and a cash management milestone (weighted 20%).
Bonus Compensation

With respect to the fiscal year ended December 31, 2021, each of our named executive officers was eligible to receive a performance-based bonus based on the achievement of corporate objectives and individual objectives. Since our Chief Executive Officer is responsible for the overall performance of our business, his annual bonus was based solely on our overall performance in achieving corporate objectives. In November 2020, our compensation committee and our Board reviewed a detailed set of overall corporate objectives for fiscal 2021 for use under our annual bonus plan. These corporate objectives are initially prepared by management, reviewed (and revised, if determined appropriate) by our compensation committee, and then presented to the full Board for approval. Our compensation committee assigns weighting to the corporate objectives, but uses its judgment to determine a percentage that it believes fairly represents our achievement level for the year.

In February 2022, our compensation committee reviewed our 2021 corporate performance against our corporate objectives and noted that while we made substantial progress on our regulatory and financial goals during 2021, we had certain corporate setbacks as well. Further, our compensation committee and our Board determined to modify certain corporate objectives related to commercialization, which were determined to be no longer applicable in light of the CRL, as further described below. The weighing of the remaining corporate objectives were adjusted accordingly. Such objectives and outcomes included the following:

2021 Corporate Objective	Outcome	Weighting	Score
Achieve Food and Drug Administration (FDA) acceptance of the Biologics License Application (BLA) for Vicineum™ for the treatment of BCG-unresponsive non-muscle invasive bladder cancer (NMIBC) after 1Q 2021	We exceeded the target for this objective. The BLA for Vicineum was accepted with Priority Review during Q1 2021, which was earlier than the target.	22%	24
Receive FDA approval of the BLA in the second half of 2021	We did not meet this objective. The FDA issued a Complete Response Letter regarding our BLA for Vicineum.	22%	0
Submit the marketing authorization application (MAA) for Vysyneum™ for the treatment of BCG-unresponsive NMIBC to the European Medicines Agency (EMA) after Q1 2021	We did not meet this objective. While we submitted the MAA earlier than our target date, we withdrew the MAA in order to pause our plans to pursue regulatory approval of Vysyneum in the EU until there is more clarity from the FDA on next steps for Vicineum in the US.	6%	0
Strengthen balance sheet and extend cash runway by finishing fiscal 2021 with $40-$50 million	We exceeded the target for this objective by ending fiscal 2021 with a strong balance sheet of $163 million in cash and cash equivalents. The strength of our balance sheet will be critical to supporting our business going forward, including future clinical development of Vicineum.	50%	60
Total		100%	84

As a result, and as noted in the table below, our compensation committee and our Board approved 2021 performance cash bonus payments to our named executive officers based on an assessment of corporate performance during 2021.

		Target
Name	Annual Base Salary ($)	Annual Bonus (%)(1)	Annual Bonus ($)(1)	Company Scorecard Result	Final Award
Thomas R. Cannell, D.V.M.	562,500	50%	$281,250	84%	$236,250
Monica Forbes	380,750	40%	$152,300	84%	$145,447
Glen MacDonald. Ph.D. (2)	364,583	40%	$145,833	84%	$135,625

(1)     2021 target annual bonus opportunity was a percentage of 2021 base salary.
(2)     Dr. MacDonald's annual base salary is paid by us in Canadian dollars and was $465,974 CAD as of December 31, 2021. It has been converted to U.S. dollars using the exchange rate of 0.7824 in effect on December 31, 2021.
Outstanding Equity Awards at December 31, 2021

The following table sets forth information regarding all outstanding equity awards held by each of our named executive officers as of December 31, 2021.

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Thomas R. Cannell, D.V.M.	1,096,875		253,125	(1)	1.60	8/7/2028	—		—
	687,500		312,500	(2)	0.8285	2/21/2029	—		—
	634,375		815,625	(3)	0.8911	2/13/2030	—		—
	375,000		1,625,000	(8)	3.17	2/19/2031	—		—
Monica Forbes	—		—		—	—	190,375 (9)		155,156 (10)
	135,000		105,000	(4)	1.16	8/1/2029
	157,500		122,500	(5)	1.13	8/26/2029	—	—	—
	201,250		258,750	(3)	0.8911	2/13/2030	—	—	—
	108,750		471,250	(8)	3.17	2/19/2031	—		—
Glen MacDonald, Ph.D.	—		—		—	—	183,317 (9)		149,403 (10)
	100,000		—		3.37	9/20/2026	—		—
	10,896		—		2.28	4/3/2027	—		—
	102,780	(6)	—		1.59	10/4/2027	—		—
	131,250		18,750	(7)	1.50	4/9/2028	—		—
	171,875		78,125	(2)	0.8285	2/21/2029	—		—
	120,313		154,687	(3)	0.8911	2/13/2030	—		—
	56,250		243,750	(8)	3.17	2/19/2031	—		—

(1)Option vests over four years, with 25% of the shares underlying the option vesting on August 7, 2019, the first anniversary of the grant date, and 6.25% of the shares underlying the option vesting quarterly thereafter until the fourth anniversary of the grant date.
(2)Option vests over four years, with 6.25% of the shares underlying the option vesting at the end of each successive three-month period beginning on January 1, 2019.
(3)Option vests over four years, with 6.25% of the shares underlying the option vesting at the end of each successive three-month period beginning on February 13, 2020.
(4)Option vests over four years, with 25% of the shares underlying the option vesting on August 1, 2020, the first anniversary of the grant date, and 6.25% of the shares underlying the option vesting quarterly thereafter until the fourth anniversary of the grant date.
(5)Option vests over four years, with 6.25% of the shares underlying the option vesting at the end of each successive three-month period beginning on August 26, 2019.
(6)On October 4, 2017, Dr. MacDonald was granted an option to purchase 120,000 shares of common stock, with the option vesting in installments based on the achievement of certain strategic and clinical milestones. On January 18, 2018, our compensation committee determined that one of these performance milestones was met, resulting in vesting of the option with respect to 22,980 shares. On March 14, 2018, our compensation committee determined that one of these performance milestones was met, resulting in vesting of the option with respect to 30,000 shares. On June 12, 2018, our compensation committee determined that one of these performance milestones was met, resulting in vesting of the option with respect to 24,900 shares. On July 10, 2019, our compensation committee determined that one of these performance milestones was met, effective May 4, 2019, resulting in vesting of the option with respect to 24,900 shares.
(7)Option vests over four years, with 6.25% of the shares underlying the option vesting at the end of each successive three-month period beginning on August 9, 2018.
(8)Option vests over four years, with 6.25% of the shares underlying the option vesting at the end of each successive three-month period beginning on January 1, 2021.
(9)Performance-based restricted stock units granted on October 1, 2021 pursuant to the Retention Program. Subject to continued employment, such awards vest on September 30, 2023 upon the determination by our compensation committee of the level of achievement of certain key milestones consisting of a clinical trial milestone, an employee retention milestone and cash management milestones, as described above under “Narrative to Summary Compensation Table – Equity Awards”.
(10)Based on the per share closing market price of our common stock on December 31, 2021 of $0.815.
Potential Payments to Named Executive Officers Upon Termination or Change in Control Transaction
Pursuant to their respective employment agreements with the Company, upon execution and effectiveness of a release of claims, each of Dr. Cannell, Ms. Forbes and Dr. MacDonald will be entitled to severance payments if his or her employment is terminated under specified circumstances.
Dr. Cannell. If we terminate Dr. Cannell’s employment without cause, as defined in his employment agreement, or if Dr. Cannell terminates his employment with us for good reason, as defined in his employment agreement, absent a change in control transaction, as defined in his employment agreement, we are obligated to (i) pay Dr. Cannell’s base salary for a period of 12 months, payable in accordance with our then-current payroll practices, (ii) pay Dr. Cannell an amount equal to his target bonus payment for the year in which the termination of employment occurs, prorated for the portion of the year in which he was employed, and (iii) continue, to the extent allowed by applicable law and the applicable plan documents, to provide Dr. Cannell and certain of his dependents with group health and dental insurance for a period up to 12 months.
If we terminate Dr. Cannell’s employment without cause or if Dr. Cannell terminates his employment with us for good reason, in each case within 18 months following a change in control transaction, we are obligated to (i) pay Dr. Cannell an amount equal to his base salary for 24 months, payable in accordance with our then-current payroll practices, (ii) pay Dr. Cannell an amount equal to two times his target bonus payment for the year in which the termination of employment occurs, (iii) accelerate in full the vesting of all of Dr. Cannell’s outstanding equity awards and (iv) continue, to the extent allowed by applicable law and the applicable plan documents, to provide Dr. Cannell and certain of his dependents with group health and dental insurance for a period of up to 24 months.
Ms. Forbes. If we terminate Ms. Forbes' employment without cause, as defined in her employment agreement, or if Ms. Forbes terminates her employment with us for good reason, as defined in her employment agreement, absent a change in control transaction, as defined in her employment agreement, we are obligated to (i) pay Ms. Forbes' base salary for a period of 12 months, payable in accordance with our then-current payroll practices and (ii) continue, to the extent allowed by applicable law and the applicable plan documents, to provide Ms. Forbes and certain of her dependents with group health and dental insurance for a period of up to 12 months. In addition, if, prior to September 30, 2023, we terminate Ms. Forbes’ employment without cause, then each PSU earned as of the time of such termination of employment based on the achievement of the applicable performance milestone, as determined by our compensation committee in its sole discretion, will become vested as of the date of such termination of employment.
If we terminate Ms. Forbes employment without cause or if Ms. Forbes terminates her employment with us for good reason, in each case within 12 months following a change in control transaction, we are obligated to: (i) pay Ms. Forbes' base salary for a period of 12 months, payable in accordance with our then-current payroll practices, (ii) continue, to the extent allowed by applicable law and the applicable plan documents, to provide Ms. Forbes and certain of her dependents with group health and dental insurance for a period of 12 months, and (iii) accelerate in full the vesting of all of Ms. Forbes' outstanding equity awards.
Dr. MacDonald. If we terminate Dr. MacDonald's employment without cause, as defined in his employment agreement, or if Dr. MacDonald terminates his employment with us for good reason, as defined in his employment agreement, absent a change in control transaction, as defined in his employment agreement, we are obligated to (i) pay Dr. MacDonald’s base salary for a period of 12 months, payable in accordance with our then-current payroll practices and (ii) continue, to the extent allowed by applicable law and the applicable plan documents, to provide Dr. MacDonald and certain of his dependents with group health and dental insurance for a period of up to 12 months.

If we terminate Dr. MacDonald’s employment without cause or if Dr. MacDonald terminates his employment with us for good reason, in each case within 12 months following a change in control transaction, we are obligated to: (i) pay Dr. MacDonald’s base salary for a period of 12 months, payable in accordance with our then-current payroll practices, (ii) continue, to the extent allowed by applicable law and the applicable plan documents, to provide Dr. MacDonald and certain of his dependents with group health and dental insurance for a period of 12 months, and (iii) accelerate in full the vesting of all of Dr. MacDonald's outstanding equity awards. In addition, if, prior to September 30, 2023, we terminate Dr. MacDonald's employment without cause, then each PSU earned as of the time of such termination of employment based on the achievement of the applicable performance milestone, as determined by our compensation committee in its sole discretion, will become vested as of the date of such termination of employment.
Taxation. To the extent that any severance or other compensation payment to Dr. Cannell or Ms. Forbes pursuant to his or her employment agreement or any other agreement constitutes an “excess parachute payment” within the meaning of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, or the Code, then he or she will receive the full amount of such severance and other payments, or a reduced amount intended to avoid the application of Sections 280G and 4999 of the Code, whichever provides the executive with the highest amount on an after-tax basis.
401(k) Plan
We maintain a defined contribution 401(k) retirement plan for our employees in which substantially all of our full-time U.S. employees are eligible to participate, including our executive officers. Participants may contribute a percentage of their annual compensation to this plan, subject to statutory limitations. We made matching contributions of $64,153 to the plan for the year ended December 31, 2021.
Limitation of Liability and Indemnification
Our Restated Certificate of Incorporation limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law, or the DGCL, and provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•for any breach of the director’s duty of loyalty to us or our stockholders;
•for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•for voting for or assenting to unlawful payments of dividends, stock repurchases or other distributions; or
•for any transaction from which the director derived an improper personal benefit.
Any amendment to or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to such amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.
In addition, our Restated Certificate of Incorporation provides that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions.
We maintain a general liability insurance policy that covers specified liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers. In addition, we have entered into indemnification agreements with all of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director and executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his or her service as one of our directors or executive officers.
Some of our non-employee directors may, through their relationships with their employers, be insured or indemnified against specified liabilities incurred in their capacities as members of our Board.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted to directors, executive officers or persons controlling us, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Legal Proceedings

On August 19, 2021, August 31, 2021, and October 7, 2021, three substantially identical securities class action lawsuits captioned Bibb v. Sesen Bio, Inc., et. al., Case No. 1:21-cv-07025, Cizek v. Sesen Bio, Inc., et. al., Case No. 1:21-cv-07309, and Markman v. Sesen Bio, Inc. et al., Case No. 1:21-cv-08308 were filed against us and certain of our officers in the US District Court for the Southern District of New York. The three complaints alleged violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder based on statements made by us concerning our BLA for Vicineum for the treatment of BCG-unresponsive NMIBC. The three complaints sought compensatory damages and costs and expenses, including attorneys’ fees. On October 29, 2021, the court consolidated the three cases under the caption In re Sesen Bio, Inc. Securities Litigation, Master File No. 1:21-cv-07025-AKH, or the Securities Litigation, and appointed Ryan Bibb, Rodney Samaan, Lionel Dreshaj and Benjamin Dreshaj, or the Lead Plaintiffs, collectively as the lead plaintiffs under the Private Securities Litigation Reform Act. On November 1, 2021, two stockholders filed motions to reconsider asking the court to appoint a different lead plaintiff. The court has not ruled on those motions at this time. On November 24, 2021, defendants filed a motion to transfer venue to the US District Court for the District of Massachusetts. That motion was fully briefed as of December 13, 2021, but the court has not yet ruled on that motion. On December 6, 2021, the Lead Plaintiffs filed an amended class action complaint, the Amended Complaint. The Amended Complaint alleges the same violations of Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 promulgated thereunder on the same theory as the prior complaints. The defendants moved to dismiss the Amended Complaint on March 7, 2022. The plaintiffs filed their opposition to that motion on April 6, 2022 and the defendants' reply in further support of the motion to dismiss is due to be filed on May 6, 2022. The court has not yet ruled on the motion.
On September 20, 2021 and September 24, 2021, two substantially similar derivative lawsuits captioned Myers v. Sesen Bio, Inc., et. al., Case No. 1:21-cv-11538 and D’Arcy v. Sesen Bio, Inc., et. al., Case No. 1:21-cv-11577 were filed against our Board and certain of our officers in the US District Court for the District of Massachusetts, with our company named as a nominal defendant. On January 12, 2022, a third derivative complaint captioned Tang v. Sesen Bio, Inc., et al., was filed in Superior Court in Massachusetts against our Board and certain of our officers in the US District Court for the District of Massachusetts, with our company named as nominal defendant, but no defendant has yet been served. The three derivative complaints allege breach of fiduciary duties, waste of corporate assets, and violations of federal securities laws based on statements made by us concerning our BLA for Vicineum for the treatment of BCG-unresponsive NMIBC. The D’Arcy complaint further alleges unjust enrichment, abuse of control, gross mismanagement and aiding and abetting thereof. The three derivative complaints seek unspecified damages, restitution and disgorgement of profits, benefits and compensation obtained by the defendants and costs and expenses, including attorneys’ fees. On October 18, 2021, the court consolidated the two federal cases under the caption In re Sesen Bio, Inc. Derivative Litigation, Lead Case No. 1:21-cv-11538, the Federal Derivative Litigation. On December 22, 2021, the court entered a joint stipulation among the parties to stay the Federal Derivative Litigation until after a ruling on any motion to dismiss filed by defendants in the Securities Litigation. The defendants intend to seek a similar stay of the state court derivative litigation in the event any defendant is served.
We believe that these lawsuits are without merit and intends to vigorously defend against them. The lawsuits are in the early stages and, at this time, no assessment can be made as to the likely outcome or whether the outcome will be material to the Company.

DIRECTOR COMPENSATION
Our non-employee directors are compensated for their services on our Board as follows:

Compensation
Annual Board Cash Retainer	$40,000
Additional Retainer for Non-Executive Chair of the Board	$30,000
Additional Retainers for Committee Chairs
• Audit	$15,000
• Compensation	$10,000
• Nominating and Corporate Governance	$8,000
• Science	$10,000
Additional Retainers for Committee Members
• Audit	$7,500
• Compensation	$5,000
• Nominating and Corporate Governance	$4,000
• Science	$5,000
Annual Equity Award (non-employee directors)	65,000 options and 40,000 restricted stock units
Initial Equity Award (non-employee directors)	130,000 options and 80,000 restricted stock units

Our compensation committee engages Radford, its independent compensation consultant, to provide advice on the competitiveness of our non-employee director compensation program and ensure that both cash and equity components of our non-employee director compensation program remain market competitive. In February 2022, our compensation committee and our Board, based on a market analysis prepared by Radford, approved annual board, chair and committee cash retainers, as well as a combination of options and RSUs for both the initial and annual equity awards to non-employee directors. In its approvals, our compensation committee and our Board considered the time commitment and responsibilities of our directors as well as the size of our Board. Consistent with the prior year, cash compensation aligns with the 50th percentile of the Radford market analysis and equity compensation aligns with the 75th percentile of the Radford market analysis.
The stock options granted to our non-employee directors will have an exercise price equal to the fair market value of our common stock on the date of grant and will expire ten years after the date of grant. The initial stock options granted to our non-employee directors will, subject to the director’s continued service on our Board, vest monthly in equal amounts over a three-year period following the grant date. The annual stock options granted to our non-employee directors will, subject to the director’s continued service on our Board, vest monthly in equal amounts over a one-year period following the grant date.
The initial restricted stock units granted to our non-employee directors will vest annually in equal amounts over a three-year period following the grant date. The annual restricted stock units granted to our non-employee directors will vest on the first anniversary of the grant date. Each restricted stock unit represents a contingent right to receive one share of our common stock and is subject to continued service with us on the applicable vesting date.
Each annual cash fee will be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of each payment will be prorated for any portion of a quarter that a director is not serving on our Board.
Each member of our Board will also be entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and any committee on which he or she serves.
The table below shows all compensation to our non-employee directors during 2021.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Jay S. Duker, M.D.	86,288	164,994	251,282
Jane V. Henderson (2)	56,435	164,994	221,429
Jason A. Keyes	54,015	164,994	219,009
Carrie L. Bourdow	50,916	164,994	215,910
Peter K Honig, M.D. (3)	21,298	449,516	470,814
Michael A.S. Jewett, M.D. (4)	20,258	449,516	469,774

(1)Immediately following the annual meeting of stockholders held on May 3, 2021, Dr. Duker, Ms. Henderson, Mr. Keyes and Ms. Bourdow each received an option to purchase 92,500 shares of our common stock at an exercise price of $2.79 per share. These stock options vest over twelve months, with 1/12th of the shares underlying the option vesting at the end of each one-month period following May 3, 2021. In connection with their appointment to our Board, on July 20, 2021, Dr. Honig and Dr. Jewett each received an option to purchase 185,000 shares of our common stock at an exercise price of $3.86 per share. These stock options vest monthly in equal amounts over a three-year period following the July 20, 2021 grant date. The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of stock-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board ASC Topic 718. See Note 14 to our financial statements appearing at the end of our Annual Report on Form 10-K for the year ended December 31, 2021 regarding assumptions underlying the valuation of equity awards.
(2)Ms. Henderson resigned from our Board effective on November 22, 2021.
(3)Dr. Honig was appointed to our Board on July 20, 2021.
(4)Dr. Jewett was appointed to our Board on July 20, 2021.
During 2021, we did not provide any additional compensation to Dr. Cannell, our President and Chief Executive Officer, for his service as a director. Dr. Cannell's compensation as a named executive officer is set forth above under “Executive Compensation - Summary Compensation Table.”
The table below shows all stock options held by each of our non-employee directors as of December 31, 2021.

Name	Stock Options Outstanding (#)
Jay S. Duker, M.D.	288,787
Jane V. Henderson (1)	309,849
Peter K Honig, M.D.	185,000
Michael A.S. Jewett, M.D.	185,000
Jason A. Keyes	269,500
Carrie L. Bourdow	269,500
(1)    Ms. Henderson resigned from our Board effective on November 22, 2021.

AUDIT-RELATED MATTERS
Audit Committee Report
The audit committee of the Board of Sesen Bio, Inc. has reviewed Sesen’s audited financial statements for the fiscal year ended December 31, 2021 and discussed them with Sesen’s management and Ernst & Young LLP, Sesen’s independent registered public accounting firm.
The audit committee has received from, and discussed with, Ernst & Young LLP various communications that Ernst & Young LLP is required to provide to the audit committee, including the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with Sesen’s independent registered public accounting firm its independence.
Based on the review and discussions referred to above, the audit committee recommended to Sesen’s Board that the audited financial statements referred to above be included in Sesen’s Annual Report on Form 10-K for the year ended December 31, 2021.
By the audit committee of the Board of Sesen Bio, Inc.
Jason A. Keyes
Carrie L. Bourdow
Peter K Honig

Audit Fees and Services
Ernst & Young LLP provided audit and tax services to us consisting of the audit of our 2021 and 2020 financial statements, tax compliance and advisory services, and other services. The following table summarizes the fees for Ernst & Young LLP services to us for the last two fiscal years.

Fee Category	Fiscal Year 2021	Fiscal Year 2020
Audit Fees (1)	$1,390,149	$782,526
Tax Fees (2)	102,873	161,465
Other Fees (3)	2,950	—
Total Fees	$1,495,972	$943,991

(1)Audit fees for fiscal year 2021 consist of a) fees incurred for the audit of our annual financial statements; b) fees incurred in connection with quarterly services related to our Open Market Sale Agreement with Jefferies LLC, as amended, effective November 2019; c) fees incurred in connection with our registration statement on Form S-3 filed with the SEC in May 2021; and d) fees incurred in connection with our registration statements on Form S-8 filed with the SEC in May 2021 and February 2022. Audit fees for fiscal year 2020 consist of a) fees incurred for the audit of our annual financial statements and b) fees incurred in connection with quarterly services related to our Open Market Sale Agreement with Jefferies LLC, as amended, effective November 2019. The increase in audit fees from 2020 to 2021 was due primarily to Ernst & Young LLP conducting an integrated audit for 2021 and a non-integrated audit for 2020.
(2)Tax fees for services performed in fiscal years 2021 and 2020, respectively consist of fees for tax compliance services relating primarily to the preparation of our U.S. and various state tax returns. In addition tax fees for fiscal years 2021 and 2020 relate to services rendered related to our recovery of German VAT taxes paid for the shipment of our drug substance from the United States to our contract manufacturer in Germany, and tax advisory transfer pricing services.
(3)Other fees for fiscal year 2021 relate to online subscription fees for technical accounting research.
In 2014, our audit committee adopted a formal policy concerning approval of audit and non-audit services to be provided to us by our independent registered public accounting firm. The policy requires that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, be pre-approved by our audit committee, provided that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. Our audit committee pre-approved all audit and non-audit services provided by Ernst & Young LLP during fiscal year 2021 and 2020.

MATTERS TO BE VOTED ON
Proposal 1: Election of Class II Directors
In accordance with the terms of our Restated Certificate of Incorporation and our Amended and Restated By-laws, our Board is divided into three classes, with each class serving staggered three-year terms. Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. The members of the classes are divided as follows*:
•Class I: Thomas R. Cannell and Carrie L. Bourdow, and their term expires at the 2024 Annual Meeting.
•Class II: Jay S. Duker and Jason A. Keyes, and their term expires at the 2022 Annual Meeting.
•Class III: Peter K Honig and Michael A.S. Jewett, and their term expires at the annual meeting of stockholders to be held in 2023.*

* Dr. Honig and Dr. Jewett were initially appointed as a Class II and Class III director, respectively, in July 2021 in connection with their appointment to the Board. In connection with Ms. Henderson’s (formerly a Class III director) resignation from the Board in November 2021, Dr. Honig was reallocated as a Class III director.

At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring. Dr. Duker and Mr. Keyes are current directors whose terms expire at the 2022 Annual Meeting. Dr. Duker and Mr. Keyes are each nominated for election as a Class II director, with a term expiring at the annual meeting of stockholders to be held in 2025, or our 2025 Annual Meeting, and upon the election and qualification of their respective successors. Biographical information and the attributes, skills and experience of each nominee that led our nominating and corporate governance committee and our Board to determine that such nominee should serve as a director are discussed in the "Board of Directors - Members of Our Board of Directors” section of this proxy statement.
Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of each of the nominees identified above for a three-year term ending at our 2025 Annual Meeting, each such nominee to hold office until his successor has been duly elected and qualified. Stockholders who do not wish for their shares to be voted for any or all nominees may so indicate by selecting the “WITHHOLD” option for such nominee(s) on the proxy card or voting instruction form. Each of the nominees has indicated his or her willingness to serve on our Board, if elected. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our Board. We do not contemplate that any of the nominees will be unable to serve if elected.
Vote Required and Recommendation of Our Board of Directors
The two director nominees receiving the highest number of FOR votes will be elected to our Board, each to serve until our 2025 Annual Meeting and until their successor is duly elected and qualified. Our Board recommends that stockholders vote "FOR" on Proposal 1, the election of each of the nominees as Class II directors.

Proposal 2: To Approve an Amendment to our Restated Certificate of Incorporation, to Effect a Reverse Stock Split of our Common Stock at a Ratio in the Range of 1:5 to 1:10, and a Proportionate Reduction in the Number of Authorized Shares of Common Stock, such Ratio and the Implementation and Timing of the Reverse Stock Split to be Determined in the Discretion of our Board of Directors.
General
Our Board unanimously approved and is recommending that our stockholders approve a proposed amendment to our Restated Certificate of Incorporation in substantially the form attached to this proxy statement as Annex A, to effect a reverse stock split of our outstanding shares of common stock at a ratio within a range from 1:5 to 1:10, such ratio and the implementation and timing of the reverse stock split to be determined in the discretion of our Board. If the stockholders approve the proposed amendment to effect the reverse stock split, and our Board decides to implement it, the reverse stock split will become effective on the date of the filing of the proposed amendment with the Secretary of State of the State of Delaware.
The reverse stock split will be realized simultaneously for all outstanding common stock and the ratio determined by our Board will be the same for all outstanding shares of common stock. The reverse stock split will affect all holders of shares of our common stock uniformly and each stockholder will hold the same percentage of our common stock outstanding immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split, except for immaterial adjustments that may result from the treatment of fractional shares as described below. Par values of our common stock will remain at $0.001 per share and par values of our preferred stock will remain at $0.001 per share. However, the proposed amendment will also reduce the number of authorized shares of common stock (currently at 400,000,000 shares) by the same proportional ratio as that of our reverse stock split.
Background
Our common stock is currently quoted on The Nasdaq Global Market and we are therefore subject to its continued listing requirements, including requirements with respect to the market value of publicly-held shares, market value of listed shares, minimum bid price per share, and minimum stockholder's equity, among others, and requirements relating to board and committee independence. If we fail to satisfy one or more of the requirements, we may be delisted from Nasdaq.
On January 24, 2022, we received notice, or the Notice, from Nasdaq that we are not currently in compliance with the $1.00 minimum closing bid price requirement of Nasdaq Listing Rule 5450(a)(1). The Notice indicated that, consistent with Nasdaq Listing Rule 5810(c)(3)(A), we have until July 25, 2022 to regain compliance with the minimum bid price requirement by having the closing bid price of our common stock meet or exceed $1.00 per share for at least ten consecutive business days. If we do not regain compliance by July 25, 2022, we may be subject to delisting.
Purpose of the Proposed Reverse Stock Split
Nasdaq Compliance. Our Board’s primary objective in proposing the reverse stock split is to raise the per share trading price of our common stock. The proposed reverse stock split will have the immediate effect of increasing the bid price of our common stock, which should allow us to regain compliance with the Nasdaq listing rules to remain listed on the Nasdaq Global Market. We believe that maintaining the listing of our common stock on the Nasdaq Global Market will help support and preserve the value and liquidity of our common stock for our stockholders. The reverse stock split will not affect any stockholder’s percentage ownership interests in our company or proportionate voting power (except for minor adjustments due to the treatment of fractional shares) and will affect all of our stockholders uniformly. The proposed reserve stock split will also proportionately reduce the number of authorized shares of common stock that could be issued in the future. Accordingly, we believe that effecting the reverse stock split is advisable and in our and our stockholders’ best interests.
If our common stock is delisted from the Nasdaq, it may significantly affect the ability of investors to trade our securities and may negatively affect the value and liquidity of our common stock. Delisting also could have other negative impacts, including adversely affecting our ability to raise additional financing through the public or private sale of equity securities, the potential loss of confidence from our employees and business partners, the loss of certain institutional investors, or negatively impact our ability to execute on development opportunities, each of which could harm our business and future prospects. If our common stock is delisted from the Nasdaq and we are not able to list our common stock on another exchange, our common stock could be quoted on the OTC Bulletin Board or in the “pink sheets.” An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on these markets. Many investors likely would not buy or sell our common stock due to difficulty in accessing these markets, policies preventing them from trading in securities not listed on a national securities exchange or for other reasons. As a result, we could face significant adverse consequences including, among others:

i.limited availability of market quotations for our securities;
ii.designating our common stock as a “penny stock,” which requires brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;
iii.limited amount of news and little or no analyst coverage for us;
iv.no longer qualifying for exemptions from state securities registration requirements, which would may require us to comply with applicable state securities laws; and
v.decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3), such as through our at-the-market, or ATM, offerings, or obtain additional financing in the future.
Our Board believes that the proposed reverse stock split is needed because it will have the immediate effect of increasing the bid price of our common stock, which should allow us to avoid the adverse consequences of our common stock being delisted from the Nasdaq.
Financial Community Impact. Our Board also believes that the reverse stock split could enhance the appeal of our common stock to the financial community, including institutional investors, and the general investing public. We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced securities and that brokerage firms may be reluctant to recommend lower-priced securities to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid in the event that an investor wishes to sell its shares, or are less likely to be followed by institutional securities research firms and therefore more likely to have fewer third-party analyses of us available to investors. We believe that the reduction in the number of issued and outstanding shares of our common stock caused by the reverse stock split, together with the anticipated increased stock price immediately following and resulting from the reverse stock split, may encourage interest and trading in our common stock and thus possibly promote greater liquidity for our stockholders, thereby resulting in a broader market for our common stock than that which currently exists.
Determination of Ratio
The ratio of the reverse stock split, if approved and implemented, will be a ratio of not less than 1:5 and not more than 1:10, and a proportionate reduction in the number of authorized shares of common stock, such ratio and the implementation and timing of the reverse stock split to be determined in the discretion of our Board. In determining the reverse stock split ratio, our Board will consider numerous factors, including:
i.the historical and projected performance of our common stock;
ii.prevailing market conditions;
iii.general economic and other related conditions prevailing in our industry and in the marketplace;
iv.the projected impact of the selected reverse stock split ratio on trading liquidity in our common stock;
v.our capitalization (including the number of shares of our common stock issued and outstanding);
vi.the then-prevailing trading price for our common stock and the volume level thereof
vii.the continued listing requirements of the Nasdaq Stock Market; and
viii.potential devaluation of our market capitalization as a result of a reverse stock split.

The purpose of asking for authorization to amend our Restated Certificate of Incorporation to implement the reverse stock split at a ratio to be determined by the Board, as opposed to a ratio fixed in advance, is to give our Board the flexibility to take into account then-current market conditions and changes in price of our common stock and to respond to other developments that may be deemed relevant when considering the appropriate ratio.

Principal Effects of the Reverse Stock Split
A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all of our outstanding shares of common stock into a proportionately smaller number of shares. For example, if our Board decides to implement a 1-for-5 reverse stock split of our common stock, then a stockholder holding 10,000 shares of our common stock before the reverse stock split would instead hold 2,000 shares of our common stock immediately after the reverse stock split. The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in our Company or proportionate voting power, except for minor adjustments due to the additional net share fraction that will need to be issued as a result of the treatment of fractional shares. No fractional shares will be issued in connection with the reverse stock split. Instead, we will issue one full share of the post-reverse stock split common stock to any stockholder who would have been entitled to receive a fractional share as a result of the process.

The principal effect of the reverse stock split will be that (i) the number of shares of common stock issued and outstanding will be reduced from 199,463,645 shares as of the Record Date to a number of shares between and including one-fifth to one-tenth of the number of shares of common stock which such holders would have been able to purchase upon exercise of their options or warrants, as applicable, immediately preceding the reverse stock split at an exercise price equal to between and including three to fifteen times the exercise price specified before the reverse stock split, resulting in essentially the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse stock split, as the case may be based on the ratio for the reverse stock split as determined by our Board; (iii) all outstanding restricted stock units (including performance-based restricted stock units) entitling the holders thereof to receive shares of common stock will enable such holders to receive, upon settlement of their restricted stock units, between and including one-fifth to one-tenth of the number of shares of common stock which such holders would have been able to receive upon settlement of their restricted stock units, immediately preceding the reverse stock split; (iv) the number of shares reserved for future issuance pursuant to our 2014 Incentive Plan will be reduced to between and including one-fifth to one-tenth of the number of shares currently included in such plan, as the case may be based on the ratio for the reverse stock split as determined by our Board; and (v) the number of shares reserved for future issuance pursuant to our 2014 Employee Stock Purchase Plan will be reduced to between and including one-fifth to one-tenth of the number of shares currently included in such plan, as the case may be based on the ratio for the reverse stock split as determined by our Board.
The following table, which is for illustrative purposes only, illustrates the effects of the reverse stock split at certain exchange ratios within the 1:5 to 1:10 range, without giving effect to any adjustments for fractional shares of common stock, on our outstanding shares of common stock and authorized shares of common stock as of the Record Date.

	Before Reverse Stock Split	After Reverse Stock Split
		1:5	1:10
Common Stock Issued and Outstanding	199,463,645	39,892,729	19,946,365
Common Stock Underlying Options and Restricted Stock Units	24,593,633	4,918,727	2,459,363
Common Stock Underlying Warrants	198,535	39,707	19,854
Common Stock Available for Grant under 2014 ESPP	2,300,000	460,000	230,000
Common Stock Available for Grant under 2014 Stock Incentive Plan	3,706,663	741,333	370,666
Total Common Stock Authorized but Unreserved	169,737,524	33,947,505	16,973,752
Common Stock Authorized	400,000,000	80,000,000	40,000,000
Preferred Stock Authorized	5,000,000	5,000,000	5,000,000

The amendment will not change the terms of our common stock. The shares of our new common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to our common stock now authorized. Our common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. The reverse stock split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act. We will continue to be subject to the periodic reporting requirements of the Exchange Act.

Accounting Matters
The reverse stock split will not affect the par value of our common stock. As a result, if approved by our stockholders and implemented by our Board, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced to between and including one-fifth to one-tenth of its present amount, as the case may be based on the ratio for the reverse stock split as determined by our Board, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net loss and net book value of our common stock will be retroactively increased for each period because there will be fewer shares of our common stock outstanding.

Effect of Authorized but Unissued Shares
The reverse stock split will also proportionately reduce the number of shares of common stock that our Board is authorized to issue under our certificate of incorporation. The reverse stock split will not change the par value of the Company’s common stock, or the par value of authorized shares of the Company’s preferred stock. We do not currently have any plans, proposals or arrangement to issue any of our authorized but unissued shares of common stock, other than the use of our at-the-market equity offering program, future issuances in connection with our 2014 Incentive Plan and our 2014 ESPP, or issuances upon exercise of our outstanding stock options and warrants or vesting and settlement of restricted stock units.
Certain Risks Associated with the Reverse Stock Split

Our Board cannot assure you that all or any of the anticipated beneficial effects on the trading market for our common stock will occur. Before voting on this proposal, you should consider the following risks associated with the implementation of the reverse stock split:
i.Although we expect that the reverse stock split will result in an increase in the market price of our common stock, we cannot assure you that the reverse stock split, if implemented, will increase the market price of our common stock in proportion to the reduction in the number of shares of common stock outstanding or result in a permanent increase in the market price. The effect the reverse stock split may have upon the market price of our common stock cannot be predicted with any certainty, particularly over the longer term, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. Additionally, some investors may view a reverse stock split negatively. The market price of our common stock is dependent on many factors, including our business and financial performance, general market conditions, prospects for future success and other factors detailed from time to time in the reports we file with the SEC. Accordingly, the total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.
ii.The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of our common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.
iii.While our Board believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve. Additionally, any improvement in liquidity due to increased institutional or brokerage interest or lower trading commissions may be offset by the lower number of outstanding shares.
Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates
If the reverse stock split is approved by our stockholders, the reverse stock split would become effective at such time as it is deemed by our Board to be in the best interests of the Company and its stockholders and we file the amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. Each of the alternatives set forth in Annex A to this proxy statement has been approved by our Board. By approving the reverse stock split, stockholders also will be approving each of the alternatives set forth in Annex A to this proxy statement. However, only the version of the amendment to our Certificate of Incorporation that sets forth the amendment providing for the final ratio determined by our Board will be filed with the Secretary of State of the State of Delaware and become effective, whereupon each of the other twelve versions of the amendment to our Certificate of Incorporation that were approved by stockholders as part of this proposal will automatically be deemed to have been abandoned by our Board. Upon the filing of the amendment, all the old common stock will be converted into new common stock as set forth in the amendment.

As soon as practicable after the effective time of the reverse stock split, stockholders will be notified that the reverse stock split has been effected. If you hold shares of common stock in a book-entry form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective time of the reverse stock split with instructions on how to exchange your shares. After you submit your completed transmittal letter, a transaction statement will be sent to your address of record as soon as practicable after the effective date of the reverse stock split indicating the number of post-reverse stock split shares of common stock you hold.

Some stockholders hold their shares of common stock in certificate form or a combination of certificate and book-entry form. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates, if applicable. If you are a stockholder holding pre-split shares in certificate form, you will receive a transmittal letter from our transfer agent as soon as practicable after the effective time of the reverse stock split. The transmittal letter will be accompanied by instructions specifying how you can exchange your certificate representing the pre-split shares of our common stock for a statement of holding. When you submit your certificate representing the pre-split shares of our common stock, your post-split shares of our common stock will be held electronically in book-entry form in the Direct Registration System. This means that, instead of receiving a new stock certificate, you will receive a statement of holding that indicates the number of post-split shares you own in book-entry form. We will no longer issue physical stock certificates unless you make a specific request for a share certificate representing your post-split ownership interest.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Beginning on the effective time of the reverse stock split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Instead, we will issue one full share of the post-reverse stock split common stock to any stockholder who would have been entitled to receive a fractional share as a result of the process. Each common stockholder will hold the same percentage of the outstanding common stock immediately following the reverse stock split as that stockholder did immediately prior to the reverse stock split, except for minor adjustment due to the additional net share fraction that will need to be issued as a result of the treatment of fractional shares.

No Dissenter’s Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to the reverse stock split or the corresponding amendment to our Restated Certificate of Incorporation to effect the reverse stock split and we will not independently provide our stockholders with any such right.

U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the reverse stock split. It addresses only stockholders who hold our common stock as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign stockholders, stockholders who hold their pre-reverse stock split shares as part of a straddle, hedge or conversion transaction, and stockholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

Generally, a reverse stock split will not result in the recognition of gain or loss for U.S. federal income tax purposes. The adjusted basis of the new shares of common stock will be the same as the adjusted basis of the common stock exchanged for such new shares, measured immediately prior to the time of such exchange. The holding period of the new, post-reverse stock split shares of the common stock resulting from implementation of the reverse stock split will include the stockholder’s respective holding periods for the pre-reverse stock split shares. Stockholders who acquired their shares of our common stock on different dates or at different prices should consult their tax advisors regarding the allocation of the tax basis of such shares. Additional information about the effects of the reverse stock split on the basis of holders of our common stock will be included in Internal Revenue Service Form 8937, Report of Organizational Actions Affecting Basis of Securities, which we will post to our website on or before the 45th day following the effective date of the reverse stock split, if effected.

The foregoing views are not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his, her or its own tax advisor with respect to all of the potential tax consequences to him, her or it of the reverse stock split.
Reservation of Right to Abandon Reverse Stock Split

We reserve the right to not file the amendment to our Restated Certificate of Incorporation and to abandon the proposed reverse stock split (including all of the fixed reverse stock split ratios and the corresponding reduction in the number of authorized shares of common stock) without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of the amendment to our Restated Certificate of Incorporation, even if the authority to effect these amendments is approved by our stockholders at the 2022 Annual Meeting. By voting in favor of the Reverse Stock Split (including each of the fixed reverse stock split ratios and the corresponding reduction in the number of authorized shares of common stock), you are expressly also authorizing our Board to delay, not proceed with, and abandon, the reverse stock split (including all of the fixed reverse stock split ratios and the corresponding reduction in the number of authorized shares of common stock) and the amendment to our Restated Certificate of Incorporation if it should so decide, in its sole discretion, that such actions are in the best interests of our stockholders.

Vote Required and Recommendation of Our Board of Directors
The approval of Proposal 2 requires the affirmative vote of a majority of our outstanding shares of our common stock. Our Board recommends that stockholders vote "FOR" on Proposal 2, to approve an amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio in the range of 1:5 to 1:10, and a proportionate reduction in the number of authorized shares of common stock, such ratio and the implementation and timing to be determined in the discretion of our Board.

Proposal 3: To Ratify the Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2022
The audit committee of our Board has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. Ernst & Young LLP has served as our independent registered public accounting firm since the fiscal year ended December 31, 2010. Although stockholder approval of the selection of Ernst & Young LLP is not required by law or Nasdaq rules, our audit committee believes that it is advisable and has decided to give our stockholders the opportunity to ratify this selection. If this proposal is not approved at the 2022 Annual Meeting, our audit committee may reconsider this selection.
Representatives of Ernst & Young LLP are expected to be available at the 2022 Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from stockholders.
Vote Required and Recommendation of Our Board of Directors
The approval of Proposal 3 requires the affirmative vote of the holders of shares of our common stock having a majority in voting power of the votes cast by the holders of all shares of our common stock present or represented by proxy at the 2022 Annual Meeting and entitled to vote on the matter. Our Board recommends that stockholders vote "FOR" on Proposal 3, to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

Proposal 4: Non-Binding Advisory Vote on Named Executive Officer Compensation
The following resolution will be presented at the 2022 Annual Meeting for stockholder approval:
"RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the Company's Proxy Statement for its 2022 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the compensation tables and the narrative disclosures that accompany the compensation tables."
This advisory vote is commonly referred to as a "Say-on-Pay" vote and is required by Section 14A of the Exchange Act. Because this is an advisory vote, the stockholder vote will not be binding on us. Nevertheless, our compensation committee and our Board value the opinions expressed by our stockholders and will take the outcome of the vote into account in future determinations concerning our executive compensation program.
Our executive compensation programs are designed to attract, motivate and retain our executive officers, who are critical to our success. We believe that meaningful performance incentives and a mix of long-term and short-term compensation, cash and non-cash compensation and forms of non-cash compensation that we utilize as part of our executive compensation program, align the interests of our executive officers and stockholders and reward our executive officers for the achievement of our near-term and longer-term financial and strategic goals. For additional information regarding our executive compensation programs and the compensation paid to our named executive officers, see the "Executive Compensation" section of this proxy statement.
Upon the recommendation of our compensation committee, our Board has approved the compensation of our named executive officers as disclosed in this proxy statement. For the reasons stated above, our Board believes that approval, on a non-binding advisory basis, of the compensation our named executive officers is in the best interests of us and our stockholders. Our Board recommends that our stockholders approve, on a non-binding advisory basis, the compensation paid to our named executive officers as stated in the above resolution.
Our Board has adopted a policy of providing for annual advisory votes from stockholders on executive compensation. The next such vote will occur at the 2023 Annual Meeting.
Vote Required and Recommendation of Our Board of Directors
The approval of Proposal 4 requires the affirmative vote of the holders of shares of our common stock having a majority in voting power of the votes cast by the holders of all shares of our common stock present or represented by proxy at the 2022 Annual Meeting and entitled to vote on the matter. Our Board recommends that stockholders vote "FOR" on Proposal 4, to approve, on a non-binding advisory basis, the compensation paid to our named executive officers, as stated in the above resolution.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth information concerning the awards that may be issued under our 2009 Stock Incentive Plan, our 2014 Stock Incentive Plan, our 2014 Employee Stock Purchase Plan, or under separate inducement awards as of December 31, 2021.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, restricted stock units and warrants		Weighted-average exercise price of outstanding options, restricted stock units and warrants($)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders - options and restricted stock units	15,913,934	(2)	1.73	11,232,862	(3)
Equity compensation plans not approved by security holders - options (4)	2,830,500	(5)	1.88	—
Total	18,744,434			11,232,862
(1)    Represents the weighted-average exercise price of outstanding stock options only. Shares subject to outstanding RSU awards have no exercise price and therefore are not factored into the calculation of the weighted-average exercise price column.
(2)    Consists of shares of our common stock underlying outstanding stock options and restricted stock units granted pursuant to our 2009 Stock Incentive Plan and our 2014 Stock Incentive Plan.
(3)    In addition to the plans listed in footnote (2), includes 2,300,000 shares of our common stock reserved for future issuance under our 2014 Employee Stock Purchase Plan.
(4)    Our Board has not established any specific number of shares that could be issued without stockholder approval. Inducement grants to new employees are determined on a case-by-case basis. Other than possible inducement grants, we expect all equity awards will be made under stockholder-approved plans.
(5)    In connection with their hiring, we granted the following individuals non-statutory stock options to purchase shares of our common stock:

Employee Name	Position Title Upon Hire	# Stock Options Granted (1)	Effective Grant Date	Exercise Price
Glen MacDonald, Ph.D.	Chief Technology Officer	100,000	9/20/2016	$3.37
Thomas R. Cannell, D.V.M.	President and Chief Executive Officer	1,350,000	8/7/2018	$1.60
Monica Forbes	Vice President, Finance	240,000	8/1/2019	$1.16
Elly Ryu	Principal Accounting Officer	80,000	3/16/2021	$3.02
(1) Inducement equity awards to Dr. Cannell and Dr. MacDonald upon the recommendation of our compensation committee and approved by our Board; all other inducement equity awards were approved by our compensation committee.

Each inducement equity grant was made outside the 2014 Incentive Plan and was made as an inducement material to each individual entering into employment with us in accordance with Nasdaq Listing Rule 5635(c)(4). The exercise price per share of each option was the closing price per share of our common stock on the respective grant date. Each stock option has a ten-year term and vests over a four-year period, with 25% percent of the shares underlying the stock option award vesting on the first anniversary of the date of grant and an additional 6.25% percent of the shares underlying the stock option vesting at the end of each successive three-month period following the one-year anniversary of the date of grant of the stock option, subject to each recipient's continued service with us through the applicable vesting dates. Each option expires on the tenth anniversary of the grant date. In addition to the officers listed above, we have granted an aggregate of 1,060,500 inducement equity grants to an aggregate of twelve employees on the same terms as described above.

OWNERSHIP OF COMMON STOCK
The following table sets forth information with respect to the beneficial ownership of our common stock as of April 25, 2022 by:

•each of our directors;
•each of our named executive officers;
•all of our directors and executive officers as a group;
•each person or entity known by us to own beneficially more than 5% of the outstanding shares of our common stock.

The column entitled “Percentage of Shares Beneficially Owned” is based on a total of 199,463,645 shares of our common stock outstanding as of April 25, 2022.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days after April 25, 2022 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of each beneficial owner is c/o Sesen Bio, Inc., 245 First Street, Suite 1800, Cambridge, Massachusetts 02142.

Name and Address of Beneficial Owner	Number of shares beneficially owned	Percentage of shares beneficially owned
Directors and Named Executive Officers:
Jay S. Duker, M.D. (1)	288,787	*
Peter K Honing, M.D. (2)	56,528	*
Carrie L. Bourdow (3)	243,278	*
Jason A. Keyes (4)	243,278	*
Michael A.S. Jewett, M.D. (5)	56,528	*
Thomas R. Cannell, D.V.M. (6)	3,518,750	1.7%
Monica Forbes (7)	797,500	*
Glen MacDonald, Ph.D. (8)	815,239	*
All current executive officers and directors as a group (10 persons) (9)	6,608,638	3.2%
5% Stockholders:
The Vanguard Group (10)	12,366,756	6.2%
BlackRock, Inc. (11)	13,488,604	6.8%

*	Less than one percent.
1.Consists of 288,787 shares of our common stock issuable upon the exercise of options exercisable within 60 days after April 25, 2022.
2.Consists of 56,528 shares of our common stock issuable upon the exercise of options exercisable within 60 days after April 25, 2022.
3.Consists of 243,278 shares of our common stock issuable upon the exercise of options exercisable within 60 days after April 25, 2022.
4.Consists of 243,278 shares of our common stock issuable upon the exercise of options exercisable within 60 days after April 25, 2022.
5.Consists of 56,528 shares of our common stock issuable upon the exercise of options exercisable within 60 days after April 25, 2022.

6.Consists of 3,518,750 shares of our common stock issuable upon the exercise of options exercisable within 60 days after April 25, 2022.
7.Consists of 797,500 shares of our common stock issuable upon the exercise of options exercisable within 60 days after April 25, 2022.
8.Consists of 815,239 shares of our common stock issuable upon the exercise of options exercisable within 60 days after April 25, 2022.
9.Consists of 6,608,638 shares of our common stock issuable upon the exercise of options exercisable within 60 days after April 25, 2022.
10.Holdings for The Vanguard Group are as of December 31, 2021 and are based solely on information on Schedule 13G filed on February 10, 2022. As reported therein, The Vanguard Group reports sole voting power over 0 shares, shared voting power over 343,061 shares, sole dispositive power over 11,951,290 shares and shared dispositive power over 415,466 shares. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
11.Holdings for BlackRock, Inc. are as of December 31, 2021 and are based solely on information on Schedule 13G filed on February 4, 2022. As reported therein, BlackRock, Inc. reports sole voting power over 134,396,620 shares, shared voting power over 0 shares, sole dispositive power over 13,488,604 shares and shared dispositive power over 0 shares. The address of the principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

OTHER MATTERS
Our Board does not know of any other matters that may come before the 2022 Annual Meeting. However, if any other matters are properly presented to the 2022 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.
Solicitation of Proxies
This proxy is solicited on behalf of our Board.
We will bear the expenses connected with this proxy solicitation. We expect to pay banks, brokers and other nominees their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. We have engaged Okapi Partners (or Okapi) as the proxy solicitor for the 2022 Annual Meeting for an estimated fee of $150,000. In addition to the use of the mails, our directors, officers and employees may, without additional remuneration, solicit proxies in person or by use of other communications media. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email, or the Internet.
Householding of Annual Meeting Materials
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” notices of internet availability, proxy statements and annual reports. This means that only one copy of our proxy statement, and annual report may have been sent to multiple stockholders in the same household. We will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to us at Sesen Bio, Inc., 245 First Street, Suite 1800 Cambridge, MA 02142, Attention: Corporate Secretary, or by calling (617) 444-8550. Any stockholder who wants to receive separate copies of the proxy statement or annual report in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address or phone number.
Deadline for Submission of Stockholder Proposals for 2023 Annual Meeting
Proposals of stockholders intended to be presented at our 2023 Annual Meeting, pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by us at our principal offices, 245 First Street, Suite 1800 Cambridge, MA 02142, Attention: Corporate Secretary, no later than May 6, 2023, the date that is 120 days prior to the first anniversary of the date of this proxy statement, in order to be included in the proxy statement and proxy card relating to that meeting.
In addition, our Amended and Restated By-laws establish an advance notice procedure for nominations for election to our Board and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement. In general, notice must be received at our principal offices at 245 First Street, Suite 1800 Cambridge, MA 02142, Attention: Corporate Secretary, not less than 90 calendar days before nor more than 120 calendar days before the one year anniversary of the previous year’s annual meeting of stockholders. Therefore, to be presented at our 2023 Annual Meeting, such a proposal must be received by us no earlier than February 22, 2023 and no later than March 24, 2023. However, if the date of the annual meeting is more than 20 days earlier or more than 60 days later than such anniversary date, notice must be received no earlier than 120 calendar days prior to such annual meeting and no later than the close of business on the later of
(A) 90 days prior to such annual meeting and (B) 10 days following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such annual meeting was first made, whichever first occurs. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by the Board for the 2023 Annual Meeting may exercise discretionary voting power regarding any such proposal. Stockholders are advised to review our Amended and Restated By-laws which also specify requirements as to the form and content of a stockholder’s notice. In addition to satisfying the foregoing advanced notice requirements under our Amended and Restated Bylaws, to comply with the universal proxy rules under the Exchange Act, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 23, 2023.
Delinquent Section 16(a) Reports
Under U.S. securities laws, directors, certain officers and persons holding more than 10% of our common stock must report their initial ownership of our common stock and certain changes in such ownership to the SEC. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due.
Based solely on our review of copies of such reports filed with the SEC and the written representations of our directors and executive officers, we believe that all reporting requirements for fiscal year 2021 were complied with by each person who at any time during the 2021 fiscal year was a director or an executive officer or held more than 10% of our common stock, except for the following: a Form 3 for Elly Ryu reporting her beneficial ownership upon being named a Section 16 officer was filed late on May 10, 2021 and a Form 4 for Jane Henderson reporting one transaction was filed late on May 10, 2021.

Annex A

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF THE RESTATED CERTIFICATE OF INCORPORATION OF
SESEN BIO, INC.

Sesen Bio, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, adopted resolutions setting forth the proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders in accordance with Section 242 of the Delaware General Corporation Law (the “DGCL”). The resolution setting forth the proposed amendment is as follows:

“RESOLVED, the first paragraph of Article FOURTH shall be amended and restated to read in its entirely as follows:

The total number of shares of all classes of stock which the Corporation shall have authority to issue is ___________1 shares, consisting of (i) ___________2 shares of Common Stock, $0.001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, every ___________3 shares of the Corporation’s common stock, par value $0.001 per share (hereinafter the “Common Stock”), issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the Corporation or the respective holder thereof, be combined into one validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”); provided, however, no fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. The Corporation shall issue one full share of post-Reverse Stock Split Common Stock to any stockholder who would have been entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split. The Reverse Stock Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Corporation or its transfer agent.”

SECOND: The Certificate of Amendment to the Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the DGCL.

THIRD: That except as amended hereby, the provisions of the Restated Certificate of Incorporation, shall remain in full force and effect.

FOURTH: This Certificate of Amendment shall be effective as of ____, 2022.

[Remainder of Page Intentionally Blank]

1     To be a number from 45 million to 85 million, determined by (a) dividing 400 million by the number determined by the Board of Directors of the Corporation (the “Board”) for the purposes of footnote 3 below and (b) adding 5 million.
2     To be a number from 40 million to 80 million, determined by dividing 400 million by the number determined by the Board for the purposes of footnote 3 below.
3     To be five, six, seven, eight, nine or ten, as determined by the Board.
A-1

IN WITNESS WHEREOF, I have signed this Certificate this ________ day of ________, 2022.

Sesen Bio, Inc.

Thomas R. Cannell, D.V.M.
President and Chief Executive Officer

A-2

sesen
bio

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: **www.proxypush.com/SESN**
- Cast your vote online
- **Have your Proxy Card ready**
- Follow the simple instructions to record your vote

PHONE Call **1-866-221-8259**
- Use any touch-tone telephone
- **Have your Proxy Card ready**
- Follow the simple recorded instructions

MAIL
- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

To participate in the virtual Annual Meeting of Stockholders, go to www.proxydocs.com/SESN

Sesen Bio, Inc.

Annual Meeting of Stockholders

For Stockholders of record as of April 25, 2022

TIME: Wednesday, June 22, 2022 8:00 AM, Eastern Daylight Time
PLACE: Annual Meeting to be held live via the internet - please visit www.proxydocs.com/SESN for more details

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Thomas R. Cannell, D.V.M. (President and CEO) and Mark R. Sullivan (General Counsel and Corporate Secretary), (collectively the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Sesen Bio, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Sesen Bio, Inc.

Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR ON PROPOSALS 1, 2, 3 AND 4

To participate in the virtual Annual Meeting of Stockholders, go to www.proxydocs.com/SESN

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date